Exhibit 3.01

NOMYX TECHNOLOGY LABS, INC., as Issuer
REVENUE PARTICIPATION BONDS, SERIES 2026
__________________

INDENTURE

Dated as of [•], 2026
__________________
[•]

as Trustee

i

indenture

THIS INDENTURE, dated as of [INDENTURE DATE], is entered into by and among Nomyx Technology Labs Inc., a Delaware Corporation (the “Company”), [TRUSTEE NAME], as trustee (the “Trustee”), and T7X Equity, Inc., as transfer agent, registrar, paying agent, and, if separately accepted, warrant agent.

Recitals

1.	The Company has authorized the issuance of its Revenue Participation Bond, Series 2026 in the aggregate principal amount of up to $20,000,000.

2.	The Bonds will be issued only as registered, uncertificated Digital Bond Tokens on a Public Blockchain, with legal ownership maintained by book-entry on the Master Securityholder File managed by the Transfer Agent.

3.	Each Bond will be issued together with a Warrant initially non-detachable from the related Bond, except that the Warrant will detach upon redemption of the related Bond, upon a Change of Control, or at maturity of the related Bond, and from detachment will have a term of three years.

4.	The Company has duly authorized the execution and delivery of this Indenture to provide for the issuance, authentication, registration, transfer, payment, redemption, repayment, administration, and discharge of the Bonds and related Warrants.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties agree as follows.

Article I. — Definitions and Rules of Construction

Section 1.01. Definitions. For purposes of this Indenture, the following terms have the meanings set forth below.

(a)	“Accrued Shortfall” means, with respect to any Bond at any time, the aggregate of (i) Priority Return previously due and unpaid on that Bond, (ii) Shortfall Return accrued and unpaid with respect to that Bond, including any Shortfall Return capitalized under Section 3.05, and (iii) any other unpaid amount that this Indenture expressly provides shall constitute Accrued Shortfall, in each case reduced by amounts paid or otherwise discharged.

(b)	“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with such Person.

(c)	“Annual Distribution Cap” means, with respect to each Bond and any calendar year, an amount equal to twenty percent (20%) of the original principal amount of such Bond (equal to $2.00 per Bond based on the $10 original principal amount). The aggregate of the current Priority Return and the Excess Revenue Distributions paid on a Bond during any calendar year shall not exceed the Annual Distribution Cap for such Bond for such calendar year; provided that (i) the Annual Distribution Cap limits only the payment of Excess Revenue Distributions and does not reduce, defer, or otherwise affect the payment of Priority Return or Accrued Shortfall, and (ii) Accrued Shortfall, which represents accumulated unpaid Priority Return from prior periods, is not counted against, and does not reduce, the Annual Distribution Cap for any calendar year. The Annual Distribution Cap applies to each calendar year without proration for any partial calendar year, and transfers of a Bond shall not reset, reinstate, or increase the remaining Annual Distribution Cap.

(d)	“ATS” means an alternative trading system operated by a broker-dealer and permitted to facilitate transactions in the Bonds in compliance with applicable federal securities laws and regulations, subject to required and applicable regulatory approvals.

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(e)	“Authorized Officer” means, with respect to the Company, its chief executive officer, president, chief financial officer, treasurer, secretary, manager, managing member, or any other officer or authorized signatory designated by the Company in writing.

(f)	“Available Pool Funds” means, as of any Quarterly Payment Date, all funds then held in a segregated account constituting the Revenue Participation Pool and available for distribution under Article III.

(g)	“Blockchain Index” means the index, node data, block explorer data, smart-contract event logs, wallet records, transaction hashes, and other on-chain or derived records used by the Transfer Agent to monitor, reconcile, and administer Digital Bond Tokens on the Public Blockchain.

(h)	“Bond” or “Bonds” means the Company’s Revenue Participation Bonds, Series 2026 issued under this Indenture (substantially in the form set forth in Exhibit A, as amended, supplemented, or otherwise modified) as registered, uncertificated Digital Bond Tokens.

(i)	“Bond Register” means the register of Bonds maintained by the Registrar, which may be maintained as part of or in coordination with the Master Securityholder File. For Bonds issued as Digital Bond Tokens, the Master Securityholder File and Bond Register, and not the Public Blockchain, Blockchain Index, Master Wallet, Digital Bond Token record, wallet record, or smart-contract record, constitute the official record of legal ownership.

(j)	“Business Day” means any day other than a Saturday, Sunday, or other day on which commercial banks in New York City are authorized or required by law to close.

(k)	“Change of Control” means the occurrence of any transaction or series of related transactions in which:

(1)	any Person or group acquires beneficial ownership of more than 50% of the voting power of the Company’s outstanding equity securities;

(2)	the Company merges or consolidates with another Person, other than a transaction in which the voting securities of the Company outstanding immediately before such transaction continue to represent more than 50% of the voting power of the surviving or resulting Person immediately after such transaction;

(3)	the Company sells, leases, transfers, or otherwise disposes of all or substantially all of its assets, taken as a whole, in one transaction or a series of related transactions; or

(4)	any other event designated as a Change of Control in a supplemental indenture, officer’s certificate, or offering circular supplement applicable to the Bonds.

(l)	“Change of Control Buyout Price” means, with respect to any Bond, an amount equal to (i) the outstanding principal amount of such Bond, together with accrued and unpaid Priority Return, Accrued Shortfall, earned and unpaid Excess Revenue Distributions, and any other amounts then due under this Indenture, or (ii) in the Company’s sole and absolute discretion, the applicable percentage of the principal amount of each Bond set forth below, plus, in all cases, all accrued and unpaid Priority Return, all Accrued Shortfall, all unpaid Excess Revenue Distributions due or accrued with respect to such Bond through the Change of Control buyout date, and all other amounts then due under this Indenture:

(1)	with respect to the Bond subject to buyout, from its Issue Date through the third anniversary of its Issue Date, 150% of the principal amount;

(2)	with respect to the Bond subject to buyout, after the third anniversary of its Issue Date through the fifth anniversary of its Issue Date, 130% of the principal amount; and

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(3)	with respect to the Bond subject to buyout, after the fifth anniversary of its Issue Date, 110% of the principal amount.

(m)	Notwithstanding anything to the contrary in this Indenture, the Change of Control Buyout Price shall never be less than the principal amount of the applicable Bond, plus all accrued and unpaid Priority Return, all Accrued Shortfall, all unpaid Excess Revenue Distributions due or accrued with respect to such Bond, and all other amounts then due under this Indenture.

(n)	“Change of Control Buyout Date” means the date specified by the Company for mandatory repayment of Bonds following a Change of Control in accordance with Article V.

(o)	“Company” means Nomyx Technology Labs Inc. and any successor obligor under this Indenture.

(p)	“Debt Service” means, for any Measurement Period, the sum of scheduled principal, interest, Priority Return, and other scheduled debt-service payments on Funded Debt, calculated in accordance with GAAP.

(q)	“Default” means any event that is, or with notice or lapse of time or both would become, an Event of Default.

(r)	“Detached Warrant” means any Warrant, or portion of a Warrant, that has detached from the related Bond pursuant to this Indenture and the Warrant Agreement upon the applicable Detachment Date and is thereafter separately transferable, exercisable, and outstanding in accordance with the Warrant Agreement and applicable securities laws.

(s)	“Detachment Date” means, with respect to any Warrant or portion of a Warrant, the earliest to occur of:

(1)	the Redemption Date for the related Bond or the redeemed portion of the related Bond, provided that the redemption becomes effective in accordance with Article IV;

(2)	the occurrence of a Change of Control, whether or not the Change of Control Buyout Date occurs on the same date; and

(3)	the Maturity Date of the related Bond, provided that the related Bond has matured in accordance with its terms.

(t)	“Digital Bond Token” means an uncertificated digital token, book-entry position, smart-contract record, or other digital representation of a Bond, or of a principal amount of Bonds, issued, minted, recorded, held, transferred, frozen, burned, re-minted, or otherwise administered on or through the Public Blockchain in accordance with this Indenture. A Digital Bond Token is not a certificated security and does not by itself constitute the official record of legal ownership of any Bond.

(u)	“Digital Identity” means a unique digital identity created on the Nomyx ID Platform and designated by the Company in good faith as a digital identity for purposes of funding the Revenue Participation Pool.

(v)	“DSCR” means the ratio of Revenue Participation Pool to Priority Return as of the last day of the applicable fiscal quarter.

(w)	“EBITDA” means, for any Measurement Period, earnings before interest, taxes, depreciation, and amortization, calculated in accordance with GAAP and subject to adjustments approved by the Company in good faith and disclosed in the applicable Officer’s Certificate.

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(x)	“Event of Default” has the meaning set forth in Article IX.

(y)	“Excess Revenue Distribution” means any distribution from Available Pool Funds after payment of Accrued Shortfall and current Priority Return, subject to the Annual Distribution Cap and the other terms of this Indenture, in accordance with Article III.

(z)	“First Test Date” means the third anniversary of the Issue Date of the first issued Bond.

(aa)	“First-Year Reserve” means the segregated commercial deposit account established, owned, and controlled by the Company under Article VI, together with all amounts credited thereto, into which the Company deposits an amount equal to eight percent (8%) of Gross Offering Proceeds attributable to each issuance of Bonds.

(bb)	“Funded Debt” means indebtedness for borrowed money, obligations evidenced by bonds, debentures, notes, or similar instruments, capital lease obligations, reimbursement obligations for letters of credit, and guarantees of the foregoing.

(cc)	“GAAP” means generally accepted accounting principles in the United States of America as in effect for the applicable accounting period, including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession. All computations based on GAAP contained in this Indenture shall be computed in conformity with GAAP, except that in the event the Company is acquired in a transaction that is accounted for using purchase accounting, the effects of the application of purchase accounting shall be disregarded in such computations.

(dd)	“Gross Licensing Revenue from Nomyx Engine” means gross licensing revenue recognized by the Company from the Nomyx Engine product, determined in accordance with U.S. GAAP.

(ee)	“Gross Offering Proceeds” means the gross cash proceeds received by the Company from the issuance and sale of Bonds before deduction of offering expenses, commissions, platform fees, transfer agent fees, trustee fees, legal fees, accounting fees, or other expenses, but excluding funds that do not settle or are returned to investors.

(ff)	“Gross Other Designated Revenue” means gross revenue recognized by the Company in accordance with U.S. GAAP from other sources that the Company designates from time to time in good faith as subject to contribution to the Revenue Participation Pool.

(gg)	“Gross Transaction Revenue from Nomyx Gateway” means gross consumption, usage, or transaction revenue recognized by the Company from Nomyx Gateway, determined in accordance with U.S. GAAP.

(hh)	“Holder” means the Person in whose name a Bond is registered on the Bond Register and the Master Securityholder File. For Bonds issued as Digital Bond Tokens, a Person shall not be a Holder solely because such Person controls, possesses, or is associated with a wallet, private key, transaction hash, token address, blockchain address, or Digital Bond Token unless such Person is recorded as the registered owner of the applicable Bond on the Master Securityholder File.

(ii)	“Indenture” means this Indenture, as amended, supplemented, or otherwise modified from time to time.

(jj)	“Initial Offering” means the initial offering of the Bonds pursuant to the Offering Circular.

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(kk)	“Investor Account” means the account established for a Holder or prospective transferee on the Platform for purposes of identification, verification, payment processing, communications, wallet whitelisting, transfer administration, and related functions under this Indenture.

(ll)	“Issue Date” means, with respect to any Bond, the date on which that Bond is first issued by the Company, as determined by the Company and recorded on the Master Securityholder File after (i) the Company has accepted the related subscription, (ii) the purchase price has settled, (iii) issuance has been duly authorized, and (iv) the related Digital Bond Token has been created through the Master Wallet or applicable Platform process. A reissuance, replacement, exchange, re-mint, transfer, or administrative correction of a Bond shall not change its Issue Date.

(mm)	“Master Securityholder File” or “MSF” means the official list of individual securityholder accounts for the Bonds maintained by the Transfer Agent as recordkeeping transfer agent, including the name, address, tax and payment information to the extent required, principal amount, issue date, transfer history, payment history, wallet information, applicable restrictions, cancellation history, and other identifying information for each Holder and each Bond position.

(nn)	“Master Wallet” means the wallet, smart contract, omnibus wallet, controlled wallet system, custody wallet, or other blockchain address or wallet architecture designated by the Transfer Agent for issuance, custody, administration, control, transfer, freeze, burn, re-mint, reconciliation, and recordkeeping of Digital Bond Tokens.

(oo)	“Maturity Date” means, with respect to any Bond, the seventh anniversary of that Bond’s Issue Date. Each Bond therefore has a full seven-year term measured from its own Issue Date, notwithstanding that Bonds may be issued in rolling or multiple closings.

(pp)	“Measurement Period” means each calendar quarter period ending March 31, June 30, September 30, and December 31; provided that, with respect to each Bond, the initial Measurement Period during which Priority Return accrues shall begin on that Bond’s Issue Date and end on the next calendar-quarter end.

(qq)	“Nomyx Engine” means the Company’s product or technology platform known as Nomyx Engine, including successor, replacement, rebranded, or substantially similar products or services designated by the Company.

(rr)	“Nomyx Gateway” means the Company’s product or technology platform known as Nomyx Gateway, including successor, replacement, rebranded, or substantially similar products or services designated by the Company.

(ss)	“Nomyx ID Platform” means the Company’s digital identity platform known as the Nomyx ID platform, including successor, replacement, rebranded, or substantially similar platforms designated by the Company.

(tt)	“Non-Detachable Warrant” means the Warrant issued together with each Bond pursuant to the Warrant Agreement, which Warrant is not separately transferable from the related Bond before the applicable Detachment Date except as expressly permitted by this Indenture and the Warrant Agreement. Upon the applicable Detachment Date, such Warrant shall become a Detached Warrant and shall have the term and transferability provided in the Warrant Agreement.

(uu)	“Offering Circular” means the offering circular included in the Company’s offering statement on Form 1-A, as amended, supplemented, or otherwise updated from time to time.

(vv)	“Officer’s Certificate” means a certificate signed by an Authorized Officer of the Company and substantially in the form set forth in Exhibit D.

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(ww)	“Opinion of Counsel” means a written opinion of counsel reasonably acceptable to the Trustee.

(xx)	“Outstanding” means, with respect to Bonds, all Bonds authenticated, issued, and reflected as outstanding on the Master Securityholder File, excluding Bonds that have been paid, redeemed, repaid, cancelled, or otherwise discharged in accordance with this Indenture.

(yy)	“Par Value” means, with respect to any Bond, the original principal amount of such Bond of Ten U.S. Dollars ($10).

(zz)	“Paying Agent” means T7X Equity, Inc., in its capacity as paying agent, and any successor paying agent appointed under this Indenture.

(aaa)	“Permitted Indebtedness” means indebtedness described on Schedule 1 or otherwise approved under this Indenture.

(bbb)	“Permitted Liens” means liens described on Schedule 1 or otherwise approved under this Indenture.

(ccc)	“Person” means any individual, corporation, company, partnership, limited liability company, trust, association, joint venture, governmental authority, or other entity.

(ddd)	“Platform” means the Transfer Agent’s technology platform, investor portal, payment interface, wallet-verification system, transfer-processing system, or related administrative system used to administer the Bonds, Investor Accounts, Whitelisted Wallets, payments, transfers, notices, and Digital Bond Token records.

(eee)	“Pool Distribution Statement” means the statement delivered by the Company under Article III and substantially in the form attached as Exhibit E.

(fff)	“Priority Return” means the return accruing on each Bond at the rate of eight percent per annum on the outstanding principal amount, calculated on the basis of a 360-day year consisting of twelve 30-day months, unless otherwise specified in the applicable Bond.

(ggg)	“Public Blockchain” means Trusted Smart Chain, or such other public blockchain protocol, network, smart-contract system, or distributed ledger designated by the Company and Transfer Agent for the issuance, custody, administration, transfer, and recording of Digital Bond Tokens, as the same may be replaced or supplemented in accordance with this Indenture.

(hhh)	“Quarterly Payment Date” means April 15, July 15, October 15, and January 15 of each year; provided that no payment of Priority Return shall be due on a Bond on a Quarterly Payment Date occurring fewer than 30 days after that Bond’s Issue Date, and amounts accruing before the first applicable Quarterly Payment Date shall be included in the payment due on that first applicable Quarterly Payment Date.

(iii)	“Record Date” means with respect to a Quarterly Payment Date, the last Business Day of the preceding calendar quarter.

(jjj)	“Redemption Date” means the date fixed by the Company for optional redemption of Bonds under Article IV.

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(kkk)	“Redemption Price” means, with respect to any Bond to be redeemed, for each Bond or portion thereof to be redeemed shall equal the applicable percentage of the principal amount of such Bond or portion thereof set forth below, plus, in all cases, all accrued and unpaid Priority Return, all Accrued Shortfall, and all unpaid Excess Revenue Distributions due or accrued with respect to the redeemed Bond or redeemed portion of the Bond through the Redemption Date:

(1)	for any Redemption Date occurring on or after the third anniversary of the Issue Date of the Bond being redeemed and on or before the fifth anniversary of that Bond’s Issue Date, 150% of the principal amount redeemed; and

(2)	for any Redemption Date occurring after the fifth anniversary of the Issue Date of the Bond being redeemed and on or before the seventh anniversary of that Bond’s Issue Date, 130% of the principal amount redeemed.

(lll)	“Registrar” means T7X Equity, Inc., in its capacity as registrar, and any successor registrar appointed under this Indenture.

(mmm)	“Required Holders” means Holders of more than forty percent (40%) in aggregate principal amount of Outstanding Bonds.

(nnn)	“Revenue Measurement Period” means each period beginning December 24, March 24, June 23, and September 23 and ending March 23, June 22, September 22 and December 23, used to calculate the amount of funding due to the Revenue Participation Pool, or such shorter initial period beginning on the date on which the first Bond is issued under this Indenture.

(ooo)	“Revenue Participation Pool” means the aggregate amount of funds determined, owed, pending receipt or standing in credit for the benefit of the Bond holders as more particularly set forth under Article III and otherwise on deposit in a segregated account maintained by or for the Company, Paying Agent, or Transfer Agent for receipt and distribution thereunder.

(ppp)	“Shortfall Return” means, with respect to any Bond, the additional return accruing on that Bond’s Accrued Shortfall at the rate of eight percent (8%) per annum from the date each component of Accrued Shortfall arises until paid, calculated on the basis of a 360-day year consisting of twelve 30-day months and compounded annually on each anniversary of that Bond’s Issue Date in accordance with Section 3.05.

(qqq)	“Token Administrative Action” means any freeze, lock, unlock, burn, cancellation, re-mint, reissuance, migration, wallet reassignment, smart-contract update, transfer override, token recovery, or similar administrative action taken with respect to any Digital Bond Token in accordance with this Indenture.

(rrr)	“Transfer Agent” means T7X Equity, Inc., in its capacity as transfer agent, and any successor transfer agent appointed under this Indenture.

(sss)	“Trustee” means [TRUSTEE NAME], in its capacity as trustee, and any successor trustee appointed under this Indenture.

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(ttt)	“U.S. Government Obligations” means securities that are (a) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged or (b) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the full and timely payment of which is unconditionally guaranteed as a full faith and credit obligation of the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depositary receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such U.S. Government Obligations or a specific payment of principal of or interest on any such U.S. Government Obligations held by such custodian for the account of the holder of such depositary receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the Holder of such depositary receipt from any amount received by the custodian in respect of the U.S. Government Obligations or the specific payment of principal of or interest on the U.S. Government Obligations evidenced by such depositary receipt.

(uuu)	“Warrant” means each warrant issued with a Bond under the Warrant Agreement.

(vvv)	“Warrant Agreement” means the Warrant Agreement substantially in the form attached as Exhibit B, as amended, supplemented, or otherwise modified in accordance with its terms, including the provisions governing detachment of Warrants upon redemption, Change of Control, or maturity of the related Bonds.

(www)	“Warrant Expiration Date” means, with respect to any Detached Warrant, the date that is three years after the applicable Detachment Date, or, if such date is not a Business Day, the next succeeding Business Day, subject to earlier exercise, cancellation, cash-out, assumption, substitution, or termination in accordance with the Warrant Agreement.

(xxx)	“Whitelisted Wallet” means a blockchain wallet or address that has been approved by the Transfer Agent through the Platform for holding, receiving, or transferring Digital Bond Tokens after completion of the Transfer Agent’s applicable identity verification, sanctions screening, investor eligibility review, transfer-restriction review, and other administrative procedures.

Section 1.02. Rules of Construction. Unless the context otherwise requires:

(a)	words in the singular include the plural, and words in the plural include the singular;

(b)	references to Articles, Sections, Exhibits, and Schedules are references to Articles, Sections, Exhibits, and Schedules of this Indenture;

(c)	“including” means “including without limitation”;

(d)	“or” is not exclusive;

(e)	references to any agreement or instrument include amendments, supplements, replacements, and restatements of such agreement or instrument; and

(f)	references to Bonds include Digital Bond Tokens representing Bonds unless the context requires otherwise.

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Article II. — The Bonds

Section 2.01. Title; Aggregate Principal Amount. The Bonds issued under this Indenture shall be designated as the Company’s Revenue Participation Bonds, Series 2026. The aggregate principal amount of Bonds that may be issued under this Indenture shall not exceed $20,000,000, except for Bonds issued in replacement, exchange, re-mint, or administrative correction of previously issued Bonds in accordance with this Indenture.

Section 2.02. Denominations. The Bonds shall be issued at a fixed rate of $10, unless otherwise specified in the Offering Circular or approved by the Company and permitted by applicable law.

Section 2.03. Issuance; Uncertificated Digital Form. The Bonds will be substantially in the form set forth in Exhibit A and shall be issued only as registered, uncertificated Digital Bond Tokens on the Public Blockchain and shall not be issued in certificated form except as expressly required by applicable law or approved by the Company, the Trustee, and the Transfer Agent in accordance with this Indenture. Each Digital Bond Token shall represent the principal amount of Bonds reflected in the Master Securityholder File with respect to the applicable Holder or position. The Company shall cause the Digital Bond Tokens to be minted, issued, or otherwise recorded through the Master Wallet or such other wallet architecture as the Transfer Agent may designate for administration of the Bonds.

Section 2.04. Legal Ownership; Controlling Record.

(a)	MSF as Official Record. Legal ownership of the Bonds shall be maintained solely by book-entry on the Master Securityholder File maintained by the Transfer Agent. The Master Securityholder File shall be the official and controlling record of the Holders, the principal amount of Bonds held by each Holder, and all transfers, redemptions, repayments, cancellations, Token Administrative Actions, and other changes in ownership or principal amount.

(b)	Blockchain Records Not Controlling. The Public Blockchain, Blockchain Index, Master Wallet, Digital Bond Tokens, smart-contract records, transaction hashes, wallet balances, block explorer records, and other on-chain or derived records are administrative and evidentiary tools only. They shall not supersede, replace, amend, or control over the Master Securityholder File.

(c)	Discrepancies. In the event of any discrepancy, conflict, inconsistency, delay, error, fork, exploit, rollback, indexing error, smart-contract error, wallet compromise, mistaken transfer, unauthorized transfer, or other difference between the Master Securityholder File and any Public Blockchain, Blockchain Index, Master Wallet, Digital Bond Token, wallet, smart-contract, or on-chain record, the Master Securityholder File shall control for all purposes under this Indenture, including determining legal ownership, payment rights, voting rights, transfer validity, redemption, repayment, cancellation, and Outstanding principal amount.

(d)	No Bearer Instrument. No Digital Bond Token shall constitute a bearer instrument. Possession or control of a Digital Bond Token, wallet, private key, seed phrase, blockchain address, or transaction hash shall not by itself establish legal or beneficial ownership of any Bond, the right to receive payment on any Bond, or the right to direct the Transfer Agent, Registrar, Paying Agent, Trustee, or Company with respect to any Bond.

Section 2.05. Master Wallet; Token Custody and Control.

(a)	Master Wallet. The Digital Bond Tokens shall be issued to, held through, administered by, or controlled through the Master Wallet maintained or controlled by the Transfer Agent. The Transfer Agent may administer the Master Wallet through one or more wallets, sub-wallets, smart contracts, omnibus addresses, custody arrangements, or other wallet-control mechanisms, provided that the Master Securityholder File remains the official record of legal ownership.

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(b)	Investor Wallets. To the extent the Platform permits Digital Bond Tokens to be reflected in, associated with, or transferred to an investor’s wallets, each such wallet must be a Whitelisted Wallet. No wallet shall be eligible to hold or receive Digital Bond Tokens unless the Transfer Agent has verified and approved the wallet through the Platform.

(c)	No Transfer Agent Liability for Holder Keys. Except to the extent expressly assumed in a separate written agreement, the Transfer Agent shall not be responsible for any Holder’s loss, disclosure, compromise, misuse, or mismanagement of any private key, seed phrase, wallet credential, device, password, or similar access mechanism for any investor wallet.

Section 2.06. Daily Reconciliation.

(a)	Reconciliation Obligation. The Transfer Agent shall perform a reconciliation on each Business Day between the Blockchain Index and the Master Securityholder File with respect to the Digital Bond Tokens, including outstanding principal amount, registered Holder positions, wallet associations, transfer events, cancellations, redemptions, re-mints, freezes, burns, and other Token Administrative Actions.

(b)	Discrepancy Resolution. If the Transfer Agent identifies a discrepancy between the Blockchain Index and the Master Securityholder File, the Transfer Agent shall use commercially reasonable efforts to investigate and resolve the discrepancy in accordance with its procedures and this Indenture. Pending resolution, the Master Securityholder File shall control, and the Transfer Agent may freeze, restrict, suspend, or reject any affected transfer or wallet activity.

(c)	Company Cooperation. The Company shall provide the Transfer Agent with such authorizations, instructions, confirmations, and information as the Transfer Agent reasonably requests to resolve discrepancies, prevent overissuance, correct erroneous token activity, and maintain the Master Securityholder File as the official record.

Section 2.07. Digital Token Status; No Expansion of Rights. Digital Bond Tokens are a method of issuing, evidencing, administering, and transferring uncertificated registered Bonds. The issuance of Bonds as Digital Bond Tokens shall not expand, reduce, or otherwise modify the payment terms, ranking, redemption rights, Change of Control buyout rights, revenue participation rights, warrant rights, covenants, Events of Default, remedies, or other substantive rights of Holders except as expressly set forth in this Indenture.

Section 2.08. Principal, Maturity, and Priority Return. Each Bond shall mature on its Maturity Date, which is the seventh anniversary of its Issue Date, and shall accrue the Priority Return at the rate of eight percent (8%) per annum on its outstanding principal amount from its Issue Date, payable quarterly in arrears on each applicable Quarterly Payment Date to the Holders thereof as of the applicable Record Date, subject to Article III and the other provisions of this Indenture.

Section 2.09. General Obligation. The Bonds are general obligations of the Company and are not secured by collateral except to the extent expressly provided in a supplemental indenture, escrow agreement, first year reserve, or separate security instrument. The Bonds rank pari passu in right of payment with all other unsecured and unsubordinated Funded Debt of the Company, except as otherwise required by law.

Section 2.10. Non-Detachable Warrant Feature; Detachment Events. Each Bond shall be issued together with one or more Non-Detachable Warrants on the terms set forth in the Warrant Agreement. Each Non-Detachable Warrant is an integral component of the investment represented by the related Bond and, before the applicable Detachment Date, may not be sold, assigned, pledged, hypothecated, transferred, or otherwise disposed of separately from the related Bond except as expressly provided in this Indenture and the Warrant Agreement. Upon the applicable Detachment Date, the related Non-Detachable Warrant shall automatically detach from the related Bond, shall become a Detached Warrant, and shall thereafter remain outstanding for a term ending on the Warrant Expiration Date, subject to the Warrant Agreement. Detachment shall occur without any further act by the Company, the Trustee, the Registrar, the Transfer Agent, the Paying Agent, the Warrant Agent, or any Holder, although the Company, the Registrar, the Transfer Agent, and the Warrant Agent may require customary administrative documentation to reflect the detachment in their books and records.

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Section 2.11. Transfers of Digital Bond Tokens.

(a)	Transfers Subject to MSF. No transfer of any Bond shall be effective for purposes of this Indenture unless and until the transfer has been approved and recorded by the Transfer Agent on the Master Securityholder File. Any purported on-chain transfer that is not approved and recorded on the Master Securityholder File shall be void as a transfer of legal ownership of the Bond, and the Transfer Agent may reverse, freeze, burn, re-mint, or otherwise administratively correct the related Digital Bond Token record.

(b)	Whitelisted Wallets. Digital Bond Tokens may be transferred only to Whitelisted Wallets verified by the Transfer Agent through the Platform. The Transfer Agent shall not be required to approve or record any transfer to a wallet that is not a Whitelisted Wallet.

(c)	Transfer Restrictions. The Transfer Agent and Registrar shall not approve, register, or record any transfer that would violate this Indenture, the Warrant Agreement, applicable securities laws, transfer restrictions set forth in the offering documents, investor eligibility requirements, sanctions restrictions, regulatory restrictions, or the Transfer Agent’s Platform procedures.

(d)	On-Chain Peer-to-Peer Transfers. Subject to regulatory approval, Platform availability, whitelisting, transfer restrictions, and approval by the Transfer Agent, secondary market transfers may occur peer-to-peer on-chain between Whitelisted Wallets. Each such transfer shall remain subject to final recordation on the Master Securityholder File, and legal ownership shall transfer only upon such recordation.

(e)	ATS-Facilitated Secondary Market. Secondary market trading in the Bonds may be facilitated through an ATS upon receipt of any required regulatory approvals, onboarding of the applicable ATS, completion of the Transfer Agent’s operational requirements, and implementation of transfer controls satisfactory to the Company and the Transfer Agent. No provision of this Indenture requires the Company, Transfer Agent, Trustee, Registrar, Paying Agent, or any other Person to establish, maintain, or guarantee the availability, approval, liquidity, or continued operation of any ATS or secondary market.

(f)	Pending Transfers. The Transfer Agent may treat any transfer as pending, restricted, rejected, suspended, or ineffective until all Platform, wallet, investor eligibility, payment, tax, securities-law, and administrative requirements have been satisfied. During any pending transfer period, the Holder shown on the Master Securityholder File shall remain the Holder for all purposes.

(g)	Warrant Travels with Bond Before Detachment. Before the applicable Detachment Date, any transfer of a Bond shall automatically include the related Non-Detachable Warrant, and the Registrar, Transfer Agent, and Warrant Agent shall not register or record any transfer that purports to separate a Bond from its related Non-Detachable Warrant. On and after the applicable Detachment Date, the related Warrant shall be separately transferable only in accordance with the Warrant Agreement and applicable securities laws, and any transfer of the Bond after such Detachment Date shall not include the Detached Warrant unless the transfer documentation expressly provides otherwise and such transfer is permitted under the Warrant Agreement.

Section 2.12. Effect of Maturity on Warrants. On the Maturity Date, each Non-Detachable Warrant related to a Bond then maturing shall automatically detach from the related Bond and become a Detached Warrant. From and after such Detachment Date, the Detached Warrant shall have a term ending on the Warrant Expiration Date and shall be governed by the Warrant Agreement. Payment, cancellation, or surrender of the related Bond at maturity shall not cancel, terminate, or otherwise impair the Detached Warrant unless the Warrant has been exercised, cancelled, cashed out, assumed, substituted, or terminated in accordance with the Warrant Agreement.

Section 2.13. Authentication and Validity. A Bond shall be validly issued when the issuance has been authorized by the Company, recorded on the Master Securityholder File, and reflected as a Digital Bond Token through the Master Wallet or applicable Platform process. No physical certificate or manual authentication shall be required unless expressly required by applicable law or agreed by the Company, Trustee, and Transfer Agent.

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Article III. — Revenue Participation Pool

Section 3.01. Revenue Participation Pool. The Company shall establish and maintain the Revenue Participation Pool for the benefit of Holders in accordance with this Article.

Section 3.02. Funding of Revenue Participation Pool. The Company shall fund the Revenue Participation Pool with the following amounts for each Revenue Measurement Period, determined in accordance with GAAP and this Indenture:

(a)	$1.50 for each Digital Identity created on the Nomyx ID Platform;

(b)	10% of Gross Licensing Revenue from Nomyx Engine;

(c)	10% of Gross Transaction Revenue from Nomyx Gateway; and

(d)	10% of Gross Other Designated Revenue.

Section 3.03. Pool Distribution Statement. Not later than 5 days before each Quarterly Payment Date, the Company shall deliver to the Trustee, Paying Agent, and Transfer Agent a Pool Distribution Statement setting forth:

(a)	the number of Digital Identities created on the Nomyx ID Platform during the Revenue Measurement Period;

(b)	Gross Licensing Revenue from Nomyx Engine;

(c)	Gross Transaction Revenue from Nomyx Gateway;

(d)	Gross Other Designated Revenue;

(e)	required Revenue Participation Pool contributions;

(f)	Available Pool Funds;

(g)	Accrued Shortfall;

(h)	current Priority Return due;

(i)	Excess Revenue Distributions payable, the applicable Annual Distribution Cap, and the remaining availability thereunder;

(j)	any amount to be released to the Company; and

(k)	certification that the calculations were prepared in accordance with U.S. GAAP and this Indenture.

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Section 3.04. Application of Available Pool Funds. On each Quarterly Payment Date, amounts available in the Revenue Participation Pool shall be applied in the following order of priority:

(a)	first, to pay Accrued Shortfall, including all accrued and unpaid Shortfall Return, on all Outstanding Bonds, pro rata based on Accrued Shortfall then owed;

(b)	second, to pay the current Priority Return on all Outstanding Bonds, pro rata based on current Priority Return then owed;

(c)	third, to pay Excess Revenue Distributions on all Outstanding Bonds, pro rata based on outstanding principal amount, until each Bond has received Excess Revenue Distributions up to the remaining Annual Distribution Cap for such Bond for the applicable calendar year (that is, the Annual Distribution Cap less the current Priority Return and Excess Revenue Distributions already paid on such Bond during that calendar year, and without reduction for any Accrued Shortfall paid); and

(d)	fourth, after payment in full of the amounts described in Section 3.04(a) through (c), to the Company or as otherwise directed by the Company.

Section 3.05. Accrual and Annual Compounding of Shortfall. If Available Pool Funds are insufficient to pay the full Priority Return due on any Bond on a Quarterly Payment Date and the Company does not otherwise make payment from its general funds, the unpaid amount shall become Accrued Shortfall for that Bond. Accrued Shortfall shall accrue Shortfall Return at eight percent (8%) per annum from the date each unpaid amount becomes Accrued Shortfall until paid, calculated on the same 360-day year of twelve 30-day months used for Priority Return and compounded annually on each anniversary of that Bond’s Issue Date. Any accrued but uncapitalized Shortfall Return shall also become due upon the maturity, redemption, Change of Control buyout, acceleration, or other payment in full of that Bond. Accrued Shortfall and Shortfall Return are general obligations of the Company and shall be payable from future Available Pool Funds or the Company’s general funds in accordance with the waterfall in this Article. Unless otherwise required by law, payments of Accrued Shortfall shall be applied first to accrued and unpaid Shortfall Return and then to the oldest unpaid Priority Return.

Section 3.06. Annual Distribution Cap. The aggregate of the current Priority Return and the Excess Revenue Distributions paid on any Bond during any calendar year shall not exceed the Annual Distribution Cap for such Bond. No Bond shall receive Excess Revenue Distributions to the extent the payment would cause the sum of the current Priority Return and Excess Revenue Distributions paid on such Bond for the calendar year to exceed the Annual Distribution Cap. The Annual Distribution Cap does not limit, reduce, or defer Priority Return, Accrued Shortfall, or Shortfall Return, and neither Accrued Shortfall nor Shortfall Return is counted against the Annual Distribution Cap. Transfers of Bonds shall not reset, reinstate, or increase the remaining Annual Distribution Cap.

Section 3.07. True-Up and Corrections. If the Company determines that any determination of the Revenue Participation Pool, Pool Distribution Statement, or distribution was incorrect, the Company shall correct the error in the next Pool Distribution Statement or, if required to prevent material prejudice to Holders, by supplemental deposit or corrective payment.

Section 3.08. Books and Records. The Company shall maintain books and records sufficient to support calculations under this Article and shall provide reasonable supporting information to the Trustee, Paying Agent, or Transfer Agent upon request.

Section 3.09. No Paying Agent Calculation Duty. The Paying Agent may rely conclusively on Pool Distribution Statements and payment instructions delivered by the Company and shall have no duty to calculate the Revenue Participation Pool, Accrued Shortfall, Priority Return, Excess Revenue Distributions, or the Annual Distribution Cap except to the extent expressly accepted in a separate written agreement.

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Article IV. — Optional Redemption by the Company

Section 4.01. Optional Redemption. Beginning on the third anniversary of the Issue Date of each Bond, the Company may redeem all or any portion of that Outstanding Bond at the Redemption Price applicable to that Bond, subject to this Article.

Section 4.02. Partial Redemption. If fewer than all Bonds are redeemed, Bonds shall be selected for redemption pro rata, by lot, by automated allocation through the Platform, or by such other fair and reasonable method as the Company and Transfer Agent determine.

Section 4.03. Redemption Notice.

(a)	The Company shall deliver notice of redemption to the Trustee, Paying Agent, Transfer Agent, and Holders not fewer than 7 days nor more than 21 days before the Redemption Date.

(b)	The redemption notice shall state:

(c)	the Redemption Date;

(d)	the Redemption Price;

(e)	the principal amount of Bonds to be redeemed;

(f)	if fewer than all Bonds are to be redeemed, the method of selection;

(g)	the amount of accrued and unpaid Priority Return, Accrued Shortfall, and earned and unpaid Excess Revenue Distributions included in the Redemption Price;

(h)	the procedures for payment through the Platform into designated Investor Accounts or by another method approved by the Paying Agent;

(i)	any required Digital Bond Token, Platform, wallet, or transfer-agent procedures for redemption, cancellation, burn, freeze, re-mint, or other administrative action;

(j)	that Bonds called for redemption will cease to be Outstanding on the Redemption Date after payment of the Redemption Price; and

(k)	that the related Non-Detachable Warrants will detach from the redeemed Bonds or redeemed portions thereof on the Redemption Date if the redemption becomes effective, will become Detached Warrants as of such date, and will have a term ending on the Warrant Expiration Date, subject to the Warrant Agreement.

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Section 4.04. Payment of Redemption Price.

(a)	On or before the Redemption Date, the Company shall deposit with the Paying Agent funds sufficient to pay the Redemption Price for Bonds called for redemption.

(b)	The Paying Agent shall pay the Redemption Price to the Holders entitled thereto in accordance with the Master Securityholder File, the Bond Register, the Platform, and the Paying Agent’s customary procedures. Payment shall be made through the Platform into the designated Investor Accounts or by such other method as the Paying Agent may approve. The Paying Agent may record payment activity on-chain, provided that the Master Securityholder File and the Paying Agent’s payment records shall control over any on-chain payment record.

(c)	Upon payment of the Redemption Price, the redeemed Bonds or redeemed portions thereof shall cease to be Outstanding.

(d)	If the Company fails to deposit sufficient funds for redemption, the redemption shall not be effective unless the Company cures such failure before the Redemption Date or the affected Holders waive such failure.

(e)	Upon the effective redemption of any Bond or portion thereof, the Transfer Agent may freeze, burn, cancel, re-mint, or otherwise adjust the related Digital Bond Token to reflect the redeemed principal amount. The Master Securityholder File shall control the redeemed principal amount and the remaining Outstanding principal amount regardless of the timing or status of any on-chain record.

Section 4.05. No Redemption During Default. The Company may not redeem Bonds while an Event of Default has occurred and is continuing unless the Required Holders consent or the redemption will cure all outstanding Events of Default.

Section 4.06. Effect on Revenue Participation Pool. Redemption of Bonds shall not relieve the Company of its obligation to pay any Accrued Shortfall, earned and unpaid Excess Revenue Distributions, or other amounts accrued through the Redemption Date.

Section 4.07. Detachment of Warrants Upon Redemption. Upon the effective redemption of any Bond or portion thereof, the related Non-Detachable Warrant, or the corresponding portion of the related Non-Detachable Warrant attributable to the redeemed portion of the Bond, shall automatically detach from the redeemed Bond or redeemed portion thereof on the Redemption Date and become a Detached Warrant. From and after such Detachment Date, the Detached Warrant shall have a term ending on the Warrant Expiration Date and shall be separately transferable, exercisable, and outstanding in accordance with the Warrant Agreement and applicable securities laws. Redemption, cancellation, or surrender of the related Bond or redeemed portion thereof shall not cancel, terminate, or otherwise impair the Detached Warrant unless the Warrant has been exercised, cancelled, cashed out, assumed, substituted, or terminated in accordance with the Warrant Agreement. If a Bond is redeemed in part, the Company, Registrar, Transfer Agent, and Warrant Agent shall make such notations, allocations, or adjustments as are reasonably necessary to reflect the portion of the related Warrant that has detached and the portion, if any, that remains attached to the unredeemed portion of the Bond.

Article V. — Mandatory Buyout Upon Change of Control

Section 5.01. Mandatory Buyout. Upon the occurrence of a Change of Control, the Company shall buyout all, but not less than all, of the then outstanding Bonds at the Change of Control Buyout Price. The Change of Control Buyout Date shall occur no later than 60 days after the occurrence of the Change of Control.

Section 5.02. Change of Control Notice. Not later than 60 days after the occurrence of a Change of Control, the Company shall deliver notice to the Trustee, Paying Agent, Transfer Agent, and Holders.

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Section 5.03. Contents of Notice. The Change of Control notice shall state:

(a)	that a Change of Control has occurred;

(b)	the date of the Change of Control;

(c)	the Change of Control Buyout Date;

(d)	the Change of Control Buyout Price;

(e)	the procedures for repayment through the Platform into designated Investor Accounts or by another method approved by the Paying Agent;

(f)	the deadline for any required Holder instructions;

(g)	any required Digital Bond Token, Platform, wallet, or transfer-agent procedures for repayment, cancellation, burn, freeze, re-mint, or other administrative action;

(h)	that the related Non-Detachable Warrants will detach upon the occurrence of the Change of Control, will become Detached Warrants as of such date, and will have a term ending on the Warrant Expiration Date, subject to the Warrant Agreement; and

(i)	the treatment of Warrants under the Warrant Agreement in connection with the Change of Control.

Section 5.04. Company Deposit. On or before the Change of Control Buyout Date, the Company shall deposit with the Paying Agent funds sufficient to pay the Change of Control Buyout Price for all Bonds subject to repayment.

Section 5.05. Payment by Paying Agent. The Paying Agent shall pay the Change of Control Buyout Price to Holders in accordance with the Master Securityholder File, the Bond Register, the Platform, and the Paying Agent’s customary procedures. Payment shall be made through the Platform into the designated Investor Accounts or by such other method as the Paying Agent may approve. The Paying Agent may record payment activity on-chain, provided that the Master Securityholder File and the Paying Agent’s payment records shall control over any on-chain payment record.

Section 5.06. Digital Bond Token Procedures. The Transfer Agent may require completion of customary Platform, wallet, tax, payment, and administrative procedures as a condition to final payment, cancellation, burn, freeze, re-mint, or other Token Administrative Action, provided that no Holder shall be required to tender a physical certificate.

Section 5.07. Token Cancellation Upon Change of Control Buyout. Upon payment in full of the Change of Control Buyout Price, the Transfer Agent may freeze, burn, cancel, re-mint, or otherwise adjust the related Digital Bond Tokens to reflect that the Bonds have been repaid and are no longer Outstanding. The Master Securityholder File shall control the repayment status of the Bonds regardless of the timing or status of any on-chain record.

Section 5.08. No Waiver. Failure by the Company to deliver a Change of Control notice shall not impair the right of any Holder to require repayment under this Article.

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Section 5.09. Effect on Revenue Participation Pool. Repayment upon a Change of Control shall not relieve the Company of its obligation to pay any Accrued Shortfall, earned and unpaid Excess Revenue Distributions, or other amounts accrued through the Change of Control Buyout Date.

Section 5.10. Detachment of Warrants Upon Change of Control. Upon the occurrence of a Change of Control, each then outstanding Non-Detachable Warrant shall automatically detach from the related Bond and become a Detached Warrant as of the Detachment Date, whether or not the Change of Control Buyout Date occurs on the same date. From and after such Detachment Date, each Detached Warrant shall have a term ending on the Warrant Expiration Date and shall be separately transferable, exercisable, and outstanding in accordance with the Warrant Agreement and applicable securities laws. Repayment, cancellation, or surrender of the related Bond upon a Change of Control shall not cancel, terminate, or otherwise impair the Detached Warrant unless the Warrant has been exercised, cancelled, cashed out, assumed, substituted, or terminated in accordance with the Warrant Agreement.

Article VI. — First-Year Reserve

Section 6.01. Reserve Requirement. The Company shall establish and maintain a segregated commercial deposit account in the Company’s name designated on the Company’s books and bank records as the “First-Year Reserve.” As subscription funds settle and Bonds are issued, the Company shall deduct from Gross Offering Proceeds and deposit into the First-Year Reserve an amount equal to eight percent (8%) of the Gross Offering Proceeds attributable to each issuance of Bonds, contemporaneously with or promptly after that issuance.

Section 6.02. Company Ownership and Management Control. The First-Year Reserve shall be a Company-owned commercial account controlled by the Company through its authorized officers and management. The Company may select and replace the depository institution and designate or change authorized signatories, subject to the Trustee’s right to object under Section 6.05. No separate reserve, escrow, or account control agreement shall be required, and the Trustee shall not be a signatory on or have control over the account unless the Company and Trustee later agree otherwise in writing.

Section 6.03. Segregation and Cohort Records. The First-Year Reserve shall be maintained at a U.S. commercial bank separately from the Company’s operating accounts. The Company shall maintain a subledger for each issuance cohort showing the related Bond Issue Date, Gross Offering Proceeds, required deposit, payments allocated to that cohort, and remaining balance and release date. The Company shall provide a copy of the applicable bank statement and subledger to the Trustee with each quarterly Officer’s Certificate and at such other reasonable times as the Trustee may request.

Section 6.04. Permitted Use. During the period beginning on the Issue Date of a Bond and ending on the first anniversary of that Issue Date, the portion of the First-Year Reserve allocated to the related issuance cohort may be used solely for the following purposes, in each case as described in the Offering Circular and certified in an Officer’s Certificate:

(a)	payment of Priority Return due on Bonds in the applicable issuance cohort during that first-year period;

(b)	payment of Accrued Shortfall and Shortfall Return attributable to Bonds in the applicable issuance cohort;

(c)	payment of reasonable bank, Paying Agent, or Transfer Agent charges directly incurred in making the payments described above, but only to the extent disclosed in the Offering Circular;

(d)	replenishment of an issuance cohort’s required allocation following a correction, returned payment, or improper withdrawal; and

(e)	no other purpose unless authorized by a supplemental indenture in accordance with Article XI and disclosed to Holders.

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Section 6.05. Allocation; No Duplication. Payments from the First-Year Reserve shall be allocated among issuance cohorts using a reasonable and consistently applied method based on the outstanding principal amount and payment obligations of each cohort. Amounts in the First-Year Reserve shall not be treated as Revenue Participation Pool contributions unless expressly designated by the Company as such in an Officer’s Certificate, and each payment shall reduce the corresponding Priority Return, Accrued Shortfall, Shortfall Return, or permitted charge otherwise payable under this Indenture.

Section 6.06. Disbursements; Trustee Objection. The Company may direct disbursements from the First-Year Reserve for permitted uses without the Trustee’s prior consent, but each disbursement shall be documented by an Officer’s Certificate stating the amount, date, purpose, affected issuance cohort, and recipient. The Trustee may object in writing if it reasonably determines that a proposed or completed disbursement is not permitted by this Article. If the Company receives the objection before disbursement, the Company shall not make the disputed disbursement until the objection is resolved. If the Company receives the objection after disbursement, the Company shall, within five Business Days, restore the disputed amount to the First-Year Reserve pending resolution, unless the Trustee withdraws its objection.

Section 6.07. Release by Issuance Cohort. On or after the first anniversary of the Issue Date of Bonds in an issuance cohort, the remaining balance allocated to that cohort may be released from the First-Year Reserve to the Company’s general funds if (i) no Default or Event of Default has occurred and is continuing, (ii) no unresolved Trustee objection under Section 6.06 applies to that balance, and (iii) the Company has delivered an Officer’s Certificate certifying compliance with this Article and identifying the amount released.

Section 6.08. No Escrow, Trust, or Security Interest. The First-Year Reserve and all amounts credited to it remain property of, and under the control of, the Company. The account is not an escrow, is not held in trust or for the exclusive benefit of Holders, and is not subject to a lien or account-control arrangement in favor of the Trustee or Holders. Amounts in the account may be subject to claims of the Company’s creditors, the depository bank’s rights of setoff, and risks arising in a bankruptcy or insolvency of the Company or depository bank. Establishment of the First-Year Reserve does not make the Bonds secured obligations.

Section 6.09. No Trustee Monitoring Duty. Except for reviewing materials delivered under this Article and exercising its objection right in good faith, the Trustee shall have no duty to monitor the First-Year Reserve, obtain bank information independently, prevent withdrawals, verify Company calculations, or control the account, unless the Trustee expressly accepts such additional duties in a separate written agreement. The Company remains solely responsible for establishing, funding, maintaining, documenting, and applying the First-Year Reserve in accordance with this Article.

Article VII. — Covenants

Section 7.01. Payment Covenant. The Company shall duly and punctually pay principal, Priority Return, Accrued Shortfall, redemption price, Change of Control Buyout Price, Excess Revenue Distributions, and all other amounts payable under the Bonds and this Indenture in accordance with their terms.

Section 7.02. Maintenance of Existence. The Company shall preserve and maintain its legal existence and good standing under the laws of its jurisdiction of organization, except in connection with a transaction permitted by Article VIII.

Section 7.03. Compliance with Laws. The Company shall comply in all material respects with applicable federal, state, local, and foreign laws, rules, and regulations applicable to its business, assets, offering activities, Digital Bond Token administration, transfer-agent arrangements, ATS-facilitated secondary market arrangements, and obligations under this Indenture.

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Section 7.04. SEC and Holder Reporting. The Company shall furnish to the Trustee and, upon request, to Holders:

(a)	copies of annual financial statements within 120 days after the end of each fiscal year;

(b)	copies of quarterly financial statements within 60 days after the end of each fiscal quarter;

(c)	copies of reports, offering supplements, post-qualification amendments, or other materials filed or furnished by the Company in connection with the Initial Offering, to the extent applicable; and

(d)	such additional information as may be reasonably required to confirm calculation of the Revenue Participation Pool, Priority Return, Accrued Shortfall, Excess Revenue Distributions, and DSCR.

Section 7.05. Revenue Participation Pool Reporting. The Company shall deliver the Pool Distribution Statements, Officer’s Certificates, supporting information, true-up notices, and related materials required under Article III within the time periods specified therein.

Section 7.06. Revenue Participation Pool Maintenance. The Company shall maintain the Revenue Participation Pool, calculate the amounts due therein, make deposits, apply Available Pool Funds, track Excess Revenue Distributions, and maintain supporting books and records in accordance with Article III.

Section 7.07. DSCR Covenant. Beginning on the First Test Date and as of the last day of each fiscal quarter thereafter, the Company shall maintain a DSCR of not less than 1.20.

(a)	First Test. No DSCR test shall be required before the First Test Date, and no Event of Default shall arise solely from DSCR performance before the First Test Date.

(b)	Certification. Within 30 days after each test date, the Company shall deliver an Officer’s Certificate to the Trustee setting forth the Company’s calculation of DSCR in reasonable detail.

(c)	Cure Right. If the Company fails to satisfy the DSCR covenant, such failure shall not constitute an Event of Default unless the Company fails to cure such failure within 30 days after delivery or required delivery of the applicable Officer’s Certificate, which cure may include equity contributions, debt repayment, reserve funding, or other actions reasonably expected to assure eventual payment of the Priority Return.

Section 7.08. Limitations on Indebtedness. The Company shall not incur additional Funded Debt other than Permitted Indebtedness if, after giving pro forma effect to such incurrence, the Company would fail to satisfy the DSCR covenant as of the most recent test date for which financial statements are available, provided that this limitation shall not apply before the First Test Date unless an Event of Default has occurred and is continuing.

Section 7.09. Limitation on Liens. The Company shall not create, incur, assume, or permit to exist any lien on its material assets to secure indebtedness unless the Bonds are equally and ratably secured or such lien constitutes a Permitted Lien described on Schedule 1.

Section 7.10. Limitation on Restricted Payments. If an Event of Default has occurred and is continuing, the Company shall not declare or make dividends, distributions, redemptions of equity, or other restricted payments, other than payments required under this Indenture and the Warrant Agreement.

Section 7.11. Maintenance of Properties and Insurance. The Company shall maintain its material properties in good working order, ordinary wear and tear excepted, and maintain insurance with financially sound insurers in such amounts and against such risks as are customary for similarly situated companies.

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Section 7.12. Books and Records. The Company shall keep proper books of record and account sufficient to permit calculation of all amounts payable under this Indenture, including the Revenue Participation Pool and DSCR.

Section 7.13. Further Assurances. The Company shall execute and deliver such further instruments and take such further actions as may be reasonably necessary to carry out the purposes of this Indenture, the Bonds, the Warrant Agreement, the Digital Bond Token arrangements, and the ancillary documents.

Section 7.14. Digital Bond Token Administration. The Company shall cooperate with the Transfer Agent in connection with the issuance, custody, administration, transfer, reconciliation, correction, freeze, burn, re-mint, migration, and cancellation of Digital Bond Tokens. The Company shall provide such authorizations, Officer’s Certificates, instructions, approvals, and information as the Transfer Agent reasonably requests to administer Digital Bond Tokens in accordance with this Indenture.

Section 7.15. Public Blockchain and Platform Changes. The Company, with the consent of the Transfer Agent, may migrate the Digital Bond Tokens to a different Public Blockchain, smart contract, wallet architecture, Platform process, or token standard if the Company determines in good faith that such migration is reasonably necessary or advisable for security, regulatory, operational, technological, or administrative reasons and the migration does not adversely affect the payment rights of Holders in any material respect. Any such migration shall be reflected in the Master Securityholder File, and the Master Securityholder File shall control during and after the migration.

Section 7.16. No Obligation to Maintain Secondary Market. Neither the Company nor the Transfer Agent shall be obligated to list, quote, trade, support, maintain, or continue any secondary market for the Bonds, whether through an ATS, the Platform, the Public Blockchain, or otherwise. Any secondary market activity shall be subject to applicable law, regulatory approval, ATS requirements, transfer restrictions, whitelisting, Platform procedures, and this Indenture.

Section 7.17. Transfer Agent Regulatory Records. To the extent the Transfer Agent is required to maintain records as a registered transfer agent, the Company shall provide the authorizations and information reasonably required by the Transfer Agent for the Transfer Agent’s maintenance of the Master Securityholder File, control book, transfer records, cancellation records, restriction records, record-difference records, and related records.

Article VIII. — Merger, Consolidation, and Sale of Assets

Section 8.01. Company May Consolidate, Merge, or Transfer Assets Only on Certain Terms. The Company shall not consolidate with or merge into another Person, or sell, lease, convey, transfer, or otherwise dispose of all or substantially all of its assets, unless:

(a)	the resulting, surviving, or transferee Person is the Company or expressly assumes by supplemental indenture all obligations of the Company under this Indenture, the Bonds, the Digital Bond Token arrangements, and the Warrant Agreement;

(b)	immediately after giving effect to the transaction, no Event of Default has occurred and is continuing;

(c)	the Company delivers to the Trustee an Officer’s Certificate and Opinion of Counsel stating that the transaction and supplemental indenture comply with this Indenture; and

(d)	the transaction does not impair the rights of Holders under Article V or the rights of Holders or holders of Detached Warrants under the Warrant Agreement.

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Section 8.02. Successor Substituted. Upon any transaction complying with this Article, the successor Person shall succeed to and be substituted for the Company under this Indenture, and the predecessor Company shall be released from its obligations except in the case of a lease or any transaction in which the predecessor remains liable by law or by contract.

Section 8.03. Revenue Participation Continuity. In connection with any transaction permitted by this Article, the Company shall cause the successor Person, if any, to assume the obligations relating to the Revenue Participation Pool, including its calculation, deposit of amounts due, delivery of Pool Distribution Statements, and application of Available Pool Funds. If the transaction materially changes the Company’s business, revenue model, or accounting methodology, the successor Person shall make conforming adjustments to the calculation methodology only to the extent permitted by Article III or approved by the Required Holders.

Section 8.04. Digital Bond Token Continuity. In connection with any transaction permitted by this Article, the Company shall cause the successor Person, if any, to cooperate with the Transfer Agent to continue, migrate, replace, or otherwise administer the Digital Bond Tokens, Master Wallet, Whitelisted Wallets, Platform records, Blockchain Index, and Master Securityholder File in a manner consistent with this Indenture. The Master Securityholder File shall remain the controlling record of legal ownership before, during, and after any such transaction.

Article IX. — Events of Default and Remedies

Section 9.01. Events of Default. Each of the following constitutes an “Event of Default”:

(a)	the Company fails to pay principal of any Bond when due at maturity, upon redemption, upon Change of Control Buyout Price, upon acceleration, or otherwise;

(b)	the Company fails to pay any Priority Return, Accrued Shortfall, Excess Revenue Distribution, redemption price, Change of Control Buyout Price, or other amount due under the Bonds or this Indenture, and such failure continues for 30 days;

(c)	the Company fails to maintain the First-Year Reserve as required by Article VI, and such failure continues for 20 Business Days after notice;

(d)	the Company fails to contribute or fund any material amounts constituting the Revenue Participation Pool by the Quarterly Payment Date, and such failure continues for 20 Business Days from such date;

(e)	the Company fails to apply Available Pool Funds in accordance with the waterfall set forth in Article III;

(f)	the Company delivers a Pool Distribution Statement, Officer’s Certificate, financial statement, or other certificate under this Indenture that is materially false or misleading when made;

(g)	the Company fails to comply with the DSCR covenant after giving effect to any applicable cure period;

(h)	the Company fails to perform or observe any other covenant or agreement in this Indenture, the Bonds, or the Warrant Agreement, and such failure continues for 60 days after notice by the Trustee or the Required Holders;

(i)	any representation or warranty made by the Company in this Indenture, the Bonds, the Warrant Agreement, or any Officer’s Certificate proves to have been materially false or misleading when made;

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(j)	the Company defaults under any Funded Debt in excess of $500,000, and such default results in acceleration of such indebtedness or failure to pay such indebtedness at final maturity after applicable grace periods;

(k)	one or more final judgments for payment of money in excess of $500,000 are rendered against the Company and remain undischarged, unbonded, or unstayed for 60 days;

(l)	the Company commences a voluntary bankruptcy, insolvency, receivership, assignment for the benefit of creditors, liquidation, dissolution, or similar proceeding;

(m)	an involuntary bankruptcy, insolvency, receivership, liquidation, or similar proceeding is commenced against the Company and remains unstayed or undismissed for 60 days;

(n)	the Company repudiates in writing its payment obligations under the Bonds or this Indenture; or

(o)	the Company fails to perform any material obligation required of it under the Digital Bond Token provisions of this Indenture, and such failure continues for 60 days after written notice by the Trustee, the Transfer Agent, or the Required Holders; provided that no Event of Default shall arise solely from a Public Blockchain outage, fork, congestion event, indexing error, smart-contract error, wallet compromise, failed on-chain transaction, ATS unavailability, or Platform outage if the Master Securityholder File continues to evidence the Holders’ legal ownership and payment rights and the Company is using commercially reasonable efforts to cooperate with the Transfer Agent to address the matter.

Section 9.02. Acceleration. If an Event of Default occurs and is continuing, the Trustee or the Required Holders may declare all outstanding principal, accrued and unpaid Priority Return, Accrued Shortfall, and all other amounts owing under the Bonds immediately due and payable. Upon any Event of Default described in Section 9.01(l) or Section 9.01(m) of this Article, all such amounts shall become immediately due and payable automatically without declaration or other action.

Section 9.03. Rescission. The Required Holders may rescind an acceleration if all Events of Default, other than nonpayment of amounts due solely by reason of acceleration, have been cured or waived and the Company has paid all amounts then due under this Indenture.

Section 9.04. Other Remedies. If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect amounts due or to enforce performance of any provision of the Bonds, this Indenture, or the Warrant Agreement.

Section 9.05. Control by Required Holders. The Required Holders may direct the time, method, and place of conducting any proceeding for any remedy available to the Trustee, subject to the Trustee’s right to decline any direction that conflicts with law or this Indenture, may involve the Trustee in personal liability, or is unduly prejudicial to non-directing Holders.

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Section 9.06. Limitation on Suits. No Holder may pursue any remedy under this Indenture unless:

(a)	such Holder has given the Trustee written notice of a continuing Event of Default;

(b)	Holders of at least 25% in aggregate principal amount of Outstanding Bonds have requested the Trustee to pursue the remedy;

(c)	such Holders have offered the Trustee security or indemnity satisfactory to the Trustee;

(d)	the Trustee has failed to act for 60 days after receipt of the request and offer of security or indemnity; and

(e)	the Required Holders have not given the Trustee a direction inconsistent with such request.

Section 9.07. Unconditional Right to Receive Payment. Notwithstanding any other provision of this Indenture, each Holder shall have the right to receive payment of principal, Priority Return, Accrued Shortfall, Excess Revenue Distributions, redemption price, Change of Control Buyout Price, and other amounts due on such Holder’s Bond on or after the applicable due date and to bring suit for enforcement of such payment.

Section 9.08. Trustee May File Proofs of Claim. The Trustee may file proofs of claim and other papers or documents as may be necessary or advisable to have the claims of the Trustee and Holders allowed in any bankruptcy, insolvency, receivership, liquidation, or similar proceeding.

Section 9.09. Restoration of Rights and Remedies. If the Trustee or any Holder has instituted any proceeding to enforce any right or remedy and such proceeding has been discontinued or abandoned, or has been determined adversely to the Trustee or such Holder, then, subject to any determination in such proceeding, the Company, the Trustee, and the Holders shall be restored severally and respectively to their former positions under this Indenture.

Section 9.10. Rights and Remedies Cumulative. Except as otherwise provided in this Indenture, no right or remedy conferred in this Indenture upon or reserved to the Trustee or the Holders is intended to be exclusive of any other right or remedy, and each right and remedy shall be cumulative and in addition to every other right and remedy available at law, in equity, or otherwise.

Section 9.11. Digital Token Remedial Actions. During the continuance of an Event of Default, the Trustee may request that the Company and Transfer Agent take Token Administrative Actions reasonably necessary to preserve the Master Securityholder File, prevent unauthorized transfers, protect Holders’ payment rights, or implement acceleration, redemption, repayment, cancellation, or other remedies under this Indenture. The Trustee shall not be required to operate wallets, hold private keys, validate blockchain transactions, or perform any technical blockchain function.

Article X. — Trustee, Paying Agent, Registrar, Transfer Agent, and Warrant Agent

Section 10.01.    Duties of Trustee.

(a)	Before Default. Except during the continuance of an Event of Default, the Trustee undertakes to perform only those duties expressly set forth in this Indenture, and no implied covenants or obligations shall be read into this Indenture against the Trustee.

(b)	During Default. During the continuance of an Event of Default actually known to a responsible officer of the Trustee, the Trustee shall exercise such rights and powers vested in it by this Indenture and use the same degree of care and skill in their exercise as a prudent institutional trustee would exercise or use under comparable circumstances.

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(c)	Reliance. The Trustee may conclusively rely upon, and shall be protected in acting or refraining from acting upon, any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, note, Digital Bond Token record, Master Securityholder File extract, Platform record, or other paper, electronic, or digital document believed by it to be genuine and to have been signed, authenticated, or presented by the proper Person.

Section 10.02.    Rights of Trustee. The Trustee may consult with counsel and other professional advisers, and the advice or opinion of such counsel or advisers shall be full and complete authorization and protection in respect of any action taken, suffered, or omitted by the Trustee in good faith and in reliance thereon. The Trustee shall not be liable for any action taken or omitted in good faith unless a court of competent jurisdiction determines that the Trustee’s conduct constituted gross negligence or willful misconduct.

Section 10.03.    No Responsibility for Recitals, Calculations, Offering Materials, or Blockchain Records. The Trustee shall not be responsible for the validity, sufficiency, accuracy, or completeness of this Indenture, the Bonds, the Warrant Agreement, any offering document, any disclosure document, any calculation delivered by the Company, any Pool Distribution Statement, the Master Securityholder File, the Blockchain Index, any Digital Bond Token, any smart contract, any Platform record, any wallet record, any on-chain record, or any recital or statement contained therein, except for any express authentication or certification by the Trustee that the Trustee has separately agreed to provide.

Section 10.04.    Compensation and Indemnity. The Company shall pay the Trustee, Paying Agent, Registrar, Transfer Agent, and Warrant Agent such compensation as may be agreed in writing, reimburse each of them for reasonable expenses and advances, and indemnify each of them against any loss, liability, claim, damage, or expense incurred without gross negligence or willful misconduct in connection with the administration of this Indenture, the Bonds, the Digital Bond Tokens, the Warrant Agreement, and the related agency arrangements.

Section 10.05.    Eligibility; Replacement. The Trustee shall at all times be a corporation, trust company, bank, or other qualified institutional fiduciary authorized to exercise corporate trust powers. The Trustee may resign upon 30 days’ written notice to the Company. The Required Holders may remove the Trustee upon 60 days’ written notice to the Trustee and the Company. Any resignation or removal shall become effective only upon acceptance of appointment by a successor trustee.

Section 10.06.    Successor Trustee. The Company shall appoint a successor trustee upon any resignation, removal, incapacity, or disqualification of the Trustee. If no successor trustee has accepted appointment within 60 days after notice of resignation or removal, the Trustee, the Company, or the Required Holders may petition a court of competent jurisdiction for appointment of a successor trustee.

Section 10.07.    Paying Agent, Registrar, Transfer Agent, and Digital Bond Token Administration. The Transfer Agent shall serve as initial Paying Agent and Registrar for the Bonds. The Transfer Agent shall maintain the Master Securityholder File as the official record of legal ownership of the Bonds and shall administer the issuance, custody, transfer, whitelisting, reconciliation, freeze, burn, re-mint, cancellation, and other administrative functions for the Digital Bond Tokens. The Paying Agent shall receive funds from the Company for payment on the Bonds and shall remit such funds to Holders according to the Master Securityholder File, the Bond Register, the Platform, and its customary procedures.

Section 10.08.    Agency Records. The Company shall furnish to the Trustee, Paying Agent, Registrar, Transfer Agent, and Warrant Agent all information reasonably necessary to perform their respective duties, including Holder names, addresses, tax identification information to the extent required for payment processing, principal amounts, warrant identification numbers, transfer restrictions, payment instructions, Revenue Participation Pool payment allocations, Investor Account information, Whitelisted Wallet information, and Digital Bond Token records. The Transfer Agent shall maintain the Master Securityholder File and such Blockchain Index, wallet, Platform, transfer, reconciliation, payment, and Token Administrative Action records as it determines are reasonably necessary to administer the Bonds.

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Section 10.09.    Money Held in Trust. Money held by the Paying Agent for payment on the Bonds shall be held for the benefit of the Persons entitled thereto, subject to applicable abandoned-property laws. Any money deposited with the Trustee or Paying Agent for payment on the Bonds that remains unclaimed for the applicable state law term after such payment became due may be repaid to the Company upon Company order, after which the applicable Holder shall look only to the Company for payment.

Section 10.10.    Platform Payments. The Transfer Agent, as Paying Agent, shall make payments on the Bonds through the Platform into the designated Investor Accounts of the Holders shown on the Master Securityholder File, unless the Paying Agent approves another payment method. Payment activity may be recorded on-chain for administrative, transparency, or reconciliation purposes. No on-chain payment record shall control over the Paying Agent’s payment records or the Master Securityholder File.

Section 10.11.    Daily Reconciliation; Reliance on MSF. The Transfer Agent shall perform daily reconciliation between the Blockchain Index and the Master Securityholder File. The Trustee, Paying Agent, Registrar, Transfer Agent, Company, and Holders shall be entitled to rely conclusively on the Master Securityholder File as the official record of legal ownership and principal amount. The Trustee shall have no duty to monitor, validate, audit, index, reconcile, or investigate the Public Blockchain, Blockchain Index, Master Wallet, Platform, Digital Bond Tokens, Whitelisted Wallets, or any on-chain transaction.

Section 10.12.    Administrative Override Rights.

(a)	Authority. If the Company or the Transfer Agent determines in good faith that a Digital Bond Token, wallet, private key, seed phrase, smart contract, transfer, or on-chain record has been lost, stolen, compromised, corrupted, duplicated, frozen, inaccessible, mistakenly transferred, transferred without authorization, affected by a security breach, or otherwise requires correction, the Company and the Transfer Agent may authorize or take one or more Token Administrative Actions.

(b)	Available Actions. Token Administrative Actions may include freezing, locking, unlocking, burning, cancelling, re-minting, reissuing, migrating, transferring, restricting, or otherwise adjusting Digital Bond Tokens or wallet associations, including re-minting Digital Bond Tokens to a new Whitelisted Wallet.

(c)	MSF as Base Record. Each Token Administrative Action shall be based on the Master Securityholder File and shall be intended to conform the Digital Bond Token record to the Master Securityholder File. The Master Securityholder File shall control the identity of the Holder and the principal amount of Bonds held by such Holder before, during, and after any Token Administrative Action.

(d)	Holder Requests. A Holder requesting a Token Administrative Action due to lost private keys, wallet compromise, lost access, theft, unauthorized transfer, or similar circumstances shall provide documentation, certifications, indemnities, identity verification, wallet information, and other materials reasonably required by the Company or the Transfer Agent. The Company and the Transfer Agent may reject or delay any request that is incomplete, disputed, suspicious, subject to an adverse claim, subject to legal process, or otherwise not reasonably satisfactory.

(e)	No Overissuance. No Token Administrative Action shall increase the aggregate principal amount of Bonds Outstanding as reflected in the Master Securityholder File. If any on-chain action appears to create an excess token amount, duplicate token, or other overissuance condition, the Transfer Agent may freeze, burn, cancel, restrict, or otherwise correct the affected Digital Bond Tokens.

(f)	Protection of Agents. The Trustee, Transfer Agent, Registrar, Paying Agent, and Warrant Agent shall be protected in relying on the Master Securityholder File, Officer’s Certificates, Transfer Agent records, Platform records, identity-verification records, legal process, and other documents believed by them to be genuine. No such Person shall be liable for taking or refraining from taking any Token Administrative Action in good faith, absent gross negligence or willful misconduct.

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Section 10.13.    Whitelisting and Investor Verification. The Transfer Agent shall administer wallet whitelisting through the Platform. The Transfer Agent may require any Holder or prospective transferee to complete identity verification, sanctions screening, investor eligibility review, transfer-restriction review, tax documentation, account setup, wallet verification, and other procedures before approving any Whitelisted Wallet or recording any transfer. The Transfer Agent may remove, suspend, or restrict any Whitelisted Wallet if it determines in good faith that continued approval is not appropriate under this Indenture, applicable law, Platform procedures, or transfer restrictions.

Section 10.14.    Public Blockchain Risks; No Trustee Duties. The Company, Transfer Agent, Registrar, and Paying Agent may administer the Bonds using the Public Blockchain and the Platform, but the Trustee shall have no responsibility for the selection, operation, security, availability, validation, indexing, governance, upgrade, fork, migration, custody, or technical performance of the Public Blockchain, the Master Wallet, the Platform, any smart contract, any Whitelisted Wallet, or any Digital Bond Token. The Trustee shall not be required to hold private keys, operate a node, monitor on-chain transactions, verify wallet ownership, or participate in any Token Administrative Action.

Section 10.15.    Replacement of Public Blockchain or Wallet Architecture. The Company and the Transfer Agent may replace, supplement, migrate, or modify the Public Blockchain, Master Wallet, smart contract, token standard, wallet architecture, Platform process, or Blockchain Index used to administer the Bonds if they determine in good faith that doing so is reasonably necessary or advisable for security, regulatory, operational, technological, or administrative reasons. The Master Securityholder File shall control during any such replacement, supplement, migration, or modification.

Article XI. — Amendments, Supplements, and Waivers

Section 11.01.    Without Holder Consent. The Company and the Trustee may amend or supplement this Indenture, the Bonds, or any exhibit without Holder consent to:

(a)	cure any ambiguity, omission, defect, or inconsistency;

(b)	provide for, implement, modify, or administer uncertificated Bonds, including Bonds issued as Digital Bond Tokens on a Public Blockchain, in addition to or in place of certificated Bonds;

(c)	evidence the succession of another Person to the Company and the assumption by such Person of the Company’s obligations;

(d)	add covenants, Events of Default, reporting obligations, deposit requirements, or other protections for the benefit of Holders;

(e)	appoint a successor Trustee, Paying Agent, Registrar, Transfer Agent, Warrant Agent, escrow agent, reserve bank, account bank, Platform provider, or administrative service provider;

(f)	conform this Indenture, the Bonds, or the Warrant Agreement to the final offering document for the Initial Offering, as evidenced by an Officer’s Certificate;

(g)	change the Revenue Participation Pool, account bank, administrative procedures, payment transmission method, Platform payment process, or reporting format in a manner that does not reduce amounts payable to Holders or materially impair the timing or enforceability of payments;

(h)	add, replace, or supplement non-operative waterfall illustrations, calculation examples, schedules, or forms of Pool Distribution Statement, provided that no such illustration, example, schedule, or form shall override the operative provisions of Article III unless adopted as an operative amendment in accordance with this Article;

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(i)	make any change that does not adversely affect the rights of any Holder in any material respect;

(j)	implement administrative procedures for the Non-Detachable Warrants and Detached Warrants that are consistent with the detachment provisions of this Indenture and the Warrant Agreement and that do not adversely affect any Holder in any material respect;

(k)	implement, modify, replace, supplement, or migrate the Public Blockchain, Master Wallet, Platform, smart contract, token standard, wallet architecture, Blockchain Index, whitelisting process, payment-recording process, reconciliation process, or Token Administrative Action procedures, provided that such change does not reduce amounts payable to Holders or materially impair the timing or enforceability of payments; or

(l)	make conforming changes to references to certificates, physical delivery, surrender, authentication, transfer, registration, payment, cancellation, or recordkeeping to reflect that the Bonds are issued as uncertificated Digital Bond Tokens and that the Master Securityholder File controls legal ownership.

Section 11.02.    With Required Holder Consent. Except as provided in Section 11.03 of this Article, the Company and the Trustee may amend or supplement this Indenture, the Bonds, or any exhibit with the consent of the Required Holders, and the Required Holders may waive any existing Default or Event of Default and its consequences.

Section 11.03.    Consent of Each Affected Holder. Without the consent of each Holder affected, no amendment, supplement, or waiver shall:

(a)	reduce the principal amount of any Bond;

(b)	reduce the Priority Return rate or extend the time for payment of Priority Return;

(c)	reduce or extend the time for payment of any Accrued Shortfall, redemption price, Change of Control Buyout Price, or other amount then due and payable;

(d)	narrow the definition of Revenue Participation Pool or extend any contribution or funding time period in a manner adverse to Holders;

(e)	reduce the Annual Distribution Cap or alter the payment priority of the Revenue Participation Pool in a manner adverse to Holders;

(f)	permit Available Pool Funds to be applied to the Company or to any lower priority before payment in full of all amounts required to be paid at higher priorities under Article III;

(g)	extend the Maturity Date;

(h)	impair the right of any Holder to sue for payment after such payment is due;

(i)	permit transfer of a Non-Detachable Warrant separately from the related Bond before the applicable Detachment Date except as expressly permitted by the Warrant Agreement, or eliminate, delay, or materially impair the right of any Warrant to detach upon redemption, Change of Control, or maturity of the related Bond as provided in this Indenture and the Warrant Agreement;

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(j)	reduce the percentage of Holders required to consent to any amendment, supplement, or waiver;

(k)	release the Company from its obligations under the Bonds, except as expressly permitted by this Indenture;

(l)	shorten the three-year term of any Detached Warrant after the applicable Detachment Date, other than in connection with exercise, cancellation, cash-out, assumption, substitution, or termination expressly permitted by the Warrant Agreement; or

(m)	alter the rule that the Master Securityholder File controls legal ownership of the Bonds or permit the Public Blockchain, Blockchain Index, Master Wallet, Digital Bond Tokens, wallet records, smart-contract records, or on-chain records to supersede the Master Securityholder File in a manner adverse to any affected Holder.

Section 11.04.    Revocation and Effect of Consents. A consent by a Holder shall bind such Holder and every subsequent Holder of the same Bond, unless the consent is revoked before the amendment, supplement, or waiver becomes effective. After an amendment, supplement, or waiver becomes effective, it shall bind every Holder.

Section 11.05.    Notation on Bonds and Digital Records. The Trustee, Registrar, Transfer Agent, or Warrant Agent may place an appropriate notation about any amendment, supplement, or waiver on the Master Securityholder File, Bond Register, Warrant register, Platform record, Digital Bond Token record, or other applicable administrative record. No physical notation on a certificate shall be required unless certificated securities are issued in accordance with this Indenture.

Section 11.06.    Trustee Execution of Amendments. The Trustee shall execute any amendment or supplemental indenture authorized under this Article if the amendment or supplemental indenture does not adversely affect the rights, duties, liabilities, protections, or immunities of the Trustee. The Company shall deliver to the Trustee an Officer’s Certificate and, if reasonably requested by the Trustee, an Opinion of Counsel stating that the amendment or supplemental indenture is authorized or permitted by this Indenture.

Article XII. — Satisfaction, Discharge, and Defeasance

Section 12.01.    Satisfaction and Discharge. This Indenture shall be satisfied and discharged when:

(a)	all Bonds theretofore authenticated, issued, minted, or recorded have been cancelled, paid, redeemed, repaid upon a Change of Control, reflected as no longer Outstanding on the Master Securityholder File, or delivered to the Trustee or Transfer Agent for cancellation or Token Administrative Action; or

(b)	all Bonds not previously cancelled have become due and payable or will become due and payable within 360 days, and the Company has irrevocably deposited with the Paying Agent funds sufficient to pay all principal, Priority Return, Accrued Shortfall, earned and unpaid Excess Revenue Distributions, redemption price, Change of Control Buyout Price, and other amounts due on such Bonds.

Section 12.02.    Revenue Participation Pool Reconciliation. Before satisfaction and discharge becomes effective, the Company shall deliver a final Pool Distribution Statement covering the Revenue Measurement Periods ending on or before the satisfaction and discharge date and shall deposit or cause to be paid the balance of the Revenue Participation Pool, Accrued Shortfall, Priority Return, earned and unpaid Excess Revenue Distributions, and other amounts then required under Article III.

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Section 12.03.    Digital Bond Token Reconciliation. Before or promptly after satisfaction and discharge becomes effective, the Company and Transfer Agent shall cooperate to reflect the satisfaction and discharge on the Master Securityholder File, Bond Register, Platform records, and, as applicable, Digital Bond Token records. The Transfer Agent may freeze, burn, cancel, re-mint, restrict, or otherwise adjust Digital Bond Tokens to reflect payment, cancellation, discharge, or non-Outstanding status, provided that the Master Securityholder File shall control.

Section 12.04.    Surviving Obligations. Notwithstanding satisfaction and discharge, the Company’s obligations with respect to compensation and indemnity of the Trustee, Paying Agent, Registrar, Transfer Agent, and Warrant Agent, payment of unclaimed funds, transfer and exchange procedures necessary to complete payment, final Revenue Participation Pool reconciliation, correction of calculation errors, resolution of payment disputes, Digital Bond Token administration, Token Administrative Actions, Platform payment records, Master Securityholder File records, reconciliation of on-chain records, and any obligations relating to Detached Warrants or other expressly surviving Warrant Agreement obligations shall survive.

Section 12.05.    Defeasance. The Company may defease its payment obligations with respect to any Bonds by irrevocably depositing with the Paying Agent U.S. dollars or U.S. Government Obligations sufficient, in the opinion of an independent public accounting firm acceptable to the Company and the Trustee, to pay all amounts due on such Bonds through maturity, redemption, or Change of Control buyout, together with an Officer’s Certificate and Opinion of Counsel confirming that such defeasance complies with this Indenture.

Section 12.06.    Effect of Defeasance on Revenue Participation Pool. Unless the defeasance deposit includes an amount sufficient to pay all Accrued Shortfall, all Priority Return through the applicable payment date, all earned and unpaid Excess Revenue Distributions, and all other amounts then payable from or in respect of the Revenue Participation Pool, the Company’s obligations under Article III shall continue until such amounts are paid in full. No defeasance shall increase the Annual Distribution Cap or accelerate unearned Excess Revenue Distributions unless expressly provided in the defeasance documents and approved in accordance with Article XI.

Section 12.07.    Effect on Detached Warrants. Satisfaction, discharge, defeasance, redemption, Change of Control buyout, maturity, cancellation, or Token Administrative Action with respect to any Bond shall not cancel, terminate, or otherwise impair any Detached Warrant unless the Warrant has been exercised, cancelled, cashed out, assumed, substituted, or terminated in accordance with the Warrant Agreement.

Article XIII. — Dispute Resolution; Arbitration; Waivers

Section 13.01.    Agreement to Arbitrate. Except as provided in Section 13.07, Section 13.09 and Section 13.10, any dispute, claim, or controversy arising out of or relating to this Indenture, the Bonds, the Offering Circular, the subscription for or purchase of the Bonds, the ownership, transfer, redemption, repayment, payment, administration, or enforcement of the Bonds, or the relationship among the Company, the Trustee, any Holder, and any other applicable agent or service provider with respect to the Bonds shall be resolved by final and binding arbitration.

Section 13.02.    The agreement to arbitrate in this Article shall apply to claims whether based in contract, tort, statute, regulation, common law, equity, misrepresentation, fraud, omission, negligence, breach of duty, or any other legal or equitable theory, except to the extent a claim is expressly excluded under this Article XIII or applicable law prohibits arbitration of such claim.

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Section 13.03.    Arbitration Procedures. Arbitration shall be administered by JAMS under its applicable commercial arbitration rules, consumer arbitration rules, securities arbitration rules, or other rules designated in the applicable subscription agreement, Offering Circular, or notice to Holders, as modified by this Indenture. Unless the parties to the arbitration agree otherwise:

(a)	the arbitration shall be conducted by one neutral arbitrator;

(b)	the seat or legal place of arbitration shall be New York City, New York;

(c)	the arbitration may be conducted by video conference, teleconference, written submissions, or in-person hearing, as determined by the arbitrator;

(d)	the arbitrator shall have authority to award any relief available under applicable law and this Indenture, subject to the limitations and waivers contained herein;

(e)	judgment on the arbitral award may be entered in any court of competent jurisdiction; and

(f)	the arbitration shall be conducted on an individual basis only and not on a class, collective, consolidated, representative, or private attorney general basis, except to the extent such limitation is prohibited by applicable law.

Section 13.04.    Delegation; Arbitrability. Except to the extent prohibited by applicable law, the arbitrator shall have authority to resolve disputes concerning the interpretation, applicability, scope, formation, enforceability, revocability, or validity of this Article, including any contention that all or part of this Article is void or voidable.

Section 13.05.    Jury Trial Waiver. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE COMPANY, EACH HOLDER, AND EACH PERSON CLAIMING THROUGH OR ON BEHALF OF A HOLDER WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM, OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS INDENTURE, THE BONDS, THE OFFERING CIRCULAR, THE SUBSCRIPTION FOR OR PURCHASE OF THE BONDS, OR THE OWNERSHIP, TRANSFER, REDEMPTION, REPAYMENT, PAYMENT, ADMINISTRATION, OR ENFORCEMENT OF THE BONDS, WHETHER SUCH CLAIM IS ASSERTED IN COURT OR IN ARBITRATION-RELATED PROCEEDINGS.

Section 13.06.    Class Action and Representative Action Waiver. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE COMPANY, EACH HOLDER, AND EACH PERSON CLAIMING THROUGH OR ON BEHALF OF A HOLDER AGREES THAT ANY DISPUTE, CLAIM, OR CONTROVERSY ARISING OUT OF OR RELATING TO THIS INDENTURE, THE BONDS, THE OFFERING CIRCULAR, THE SUBSCRIPTION FOR OR PURCHASE OF THE BONDS, OR THE OWNERSHIP, TRANSFER, REDEMPTION, REPAYMENT, PAYMENT, ADMINISTRATION, OR ENFORCEMENT OF THE BONDS SHALL BE BROUGHT ONLY IN SUCH PERSON’S INDIVIDUAL CAPACITY AND NOT AS A PLAINTIFF, CLASS MEMBER, REPRESENTATIVE, PRIVATE ATTORNEY GENERAL, OR PARTICIPANT IN ANY CLASS, COLLECTIVE, CONSOLIDATED, REPRESENTATIVE, OR PRIVATE ATTORNEY GENERAL ACTION.

No arbitration or court proceeding may be joined, consolidated, or combined with any other arbitration or proceeding involving another Holder or other Person, except to the extent all parties to the affected proceedings consent in writing or such limitation is prohibited by applicable law.

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Section 13.07.    Holder Opt-Out Right. A Holder may opt out of the arbitration agreement, jury trial waiver, and class action and representative action waiver set forth in this Article by delivering a completed opt-out notice to the Company within 30 days after the later of:

(a)	the date on which such Holder’s subscription for Bonds is accepted; and

(b)	the date on which such Holder receives notice of the arbitration agreement, jury trial waiver, and class action and representative action waiver.

(c)	To be effective, the opt-out notice must:

(i)	be in writing;

(ii)	state the Holder’s name, address, email address, investor account identifier, and principal amount of Bonds subscribed for or held;

(iii)	state clearly that the Holder elects to opt out of the arbitration agreement, jury trial waiver, and class action and representative action waiver in Article XIII of this Indenture;

(iv)	be signed or electronically authenticated by the Holder; and

(v)	be delivered to the Company at [OPT-OUT NOTICE ADDRESS] or [OPT-OUT NOTICE EMAIL], or through such other method as the Company designates in the Offering Circular or subscription materials.

An effective opt-out notice applies only to the Bonds held by the Holder delivering the notice and only with respect to such Holder. An opt-out notice does not affect any other provision of this Indenture or any dispute resolution agreement of any other Holder. Failure to deliver a timely and complete opt-out notice shall constitute acceptance of the arbitration agreement, jury trial waiver, and class action and representative action waiver set forth in this Article.

Section 13.08.    Federal Securities Law Legends; No Waiver of Compliance.

Legend Regarding Arbitration Provision. The arbitration provision in this Article is not intended to be deemed a waiver by the Company or any Holder of the Company’s compliance with the U.S. Federal Securities Laws and the rules and regulations thereunder.

Legend Regarding Jury Trial Waiver and Class Action Waiver. The jury trial waiver and class action and representative action waiver in this Article are not intended to be deemed a waiver by the Company or any Holder of the Company’s compliance with the U.S. Federal Securities Laws and the rules and regulations thereunder.

Section 13.09.    Nothing in this Article shall be construed to limit the substantive rights, remedies, or protections available to any Holder under the U.S. Federal Securities Laws or to limit the ability of any Holder, the Company, the Trustee, or any other Person to communicate with, file a charge or complaint with, respond to an inquiry from, or participate in an investigation or proceeding conducted by the Securities and Exchange Commission or any other governmental authority.

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Section 13.10.    Injunctive Relief; Collection Actions. Notwithstanding the foregoing, the Company, Trustee, Registrar, Paying Agent, Transfer Agent, or any Holder may seek temporary, preliminary, or permanent injunctive relief, specific performance, or other equitable relief in a court of competent jurisdiction to preserve the status quo, prevent irreparable harm, enforce transfer restrictions, protect the Bond Register, address the Master Securityholder File, comply with legal process, or prevent unauthorized transfers, cybersecurity incidents, or misuse of confidential information.

The filing of an action for such relief shall not waive the right to compel arbitration of any arbitrable claim.

Section 13.11.    Severability of Dispute Resolution Provisions. If any provision of this Article is held invalid, illegal, or unenforceable, the remaining provisions shall remain in effect to the fullest extent permitted by law. If the class action or representative action waiver is held unenforceable with respect to a particular claim and such claim cannot proceed in arbitration on an individual basis, then that claim shall proceed in a court of competent jurisdiction, and any arbitrable individual claims shall be arbitrated.

Article XIV. — Miscellaneous

Section 14.01.    Notices. All notices under this Indenture shall be in writing and delivered by personal delivery, nationally recognized overnight courier, registered or certified mail, electronic mail with confirmation of transmission, Platform notice, or other method approved by the Transfer Agent for communications with Holders, to the following addresses or such other address as a party may designate by notice:

(a)	if to the Company: Nomyx Technology Labs Inc., [COMPANY ADDRESS], Attention: [CONTACT NAME], Email: [EMAIL ADDRESS];

(b)	if to the Trustee: [TRUSTEE NAME], [TRUSTEE ADDRESS], Attention: [CONTACT NAME], Email: [EMAIL ADDRESS];

(c)	if to the Transfer Agent, Registrar, Paying Agent, or Warrant Agent: [TRANSFER AGENT NAME], [TRANSFER AGENT ADDRESS], Attention: [CONTACT NAME], Email: [EMAIL ADDRESS]; and

(d)	if to a Holder, at the address, electronic mail address, Investor Account, or Platform notification destination shown for such Holder in the Master Securityholder File.

Section 14.02.    Governing Law. This Indenture, the Bonds, and, except as otherwise provided therein, the Warrant Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to conflict-of-laws principles that would require application of the laws of another jurisdiction.

Section 14.03.    Submission to Jurisdiction. Subject to Article XIII, the Company, the Trustee, and each Holder by acceptance of a Bond irrevocably submits to the jurisdiction of the state and federal courts located in Southern District of New York for any action or proceeding arising out of or relating to this Indenture or the Bonds that is not required to be arbitrated under Article XIII.

Section 14.04.    Benefits of Indenture. Nothing in this Indenture or the Bonds shall give any Person other than the Company, the Trustee, the Registrar, the Paying Agent, the Transfer Agent, the Holders, and their respective permitted successors and assigns any legal or equitable right, remedy, or claim under this Indenture, except as expressly provided herein.

Section 14.05.    No Personal Liability. No director, officer, employee, equityholder, member, manager, incorporator, or Affiliate of the Company shall have any liability for any obligations of the Company under the Bonds or this Indenture solely by reason of such status.

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Section 14.06.    Successors and Assigns. This Indenture shall bind and benefit the Company, the Trustee, the Paying Agent, the Registrar, the Transfer Agent, the Warrant Agent, the Holders, and their respective permitted successors and assigns.

Section 14.07.    Severability. If any provision of this Indenture is held invalid, illegal, or unenforceable, the remaining provisions shall remain in full force and effect to the fullest extent permitted by law.

Section 14.08.    Withholding Taxes. Each Holder of a Bond agrees that, in the event that it is deemed to have received a distribution that is subject to U.S. federal income tax as a result of any payment under the Bond and pursuant to this Indenture, any resulting withholding taxes (including backup withholding) may be withheld from interest and payments upon repurchase, redemption, change of control or maturity of the Bonds to the extent required by applicable law. In addition, each Holder of a Bond agrees that if any withholding taxes (including backup withholding) are paid on behalf of such Holder then those withholding taxes may be withheld from or set off against payments of cash or the delivery of other consideration (including the Warrants), if any, in respect of the Bonds (or, in some circumstances, any payments on the Warrants or common stock issuable thereto) or sale proceeds received by, or other funds or assets of, such Holder.

Section 14.09.    Counterparts; Electronic Signatures. This Indenture may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one instrument. Signatures delivered by electronic means shall be effective as originals.

Section 14.10.    Entire Agreement. This Indenture, the Bonds, the Warrant Agreement, the exhibits, schedules, and any written agency, escrow, reserve, Platform, Digital Bond Token, wallet, or Revenue Participation Pool account agreements executed in connection herewith constitute the entire agreement of the parties with respect to their subject matter and supersede all prior understandings with respect thereto.

Section 14.11.    Interpretation of Exhibits and Illustrations. The exhibits, schedules, forms, examples, and illustrations attached to or included in this Indenture are part of this Indenture to the extent expressly stated. Non-operative examples and illustrations are included solely for convenience and shall not modify, expand, or limit the operative provisions of this Indenture.

Section 14.12.    No Raw Blockchain Record Supremacy. No provision of this Indenture shall be construed to make any Public Blockchain, Blockchain Index, Master Wallet, Whitelisted Wallet, Digital Bond Token, smart contract, transaction hash, block explorer entry, or on-chain record the official record of legal ownership of the Bonds. The Master Securityholder File shall control for all purposes.

Signatures on the Following Page

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IN WITNESS WHEREOF, the parties have caused this Indenture to be duly executed as of the date first written above.

NOMYX TECHNOLOGY LABS INC.

By:
Name:
Title:

[TRUSTEE NAME], as Trustee

By:
Name:
Title:

Acknowledged and agreed as to Articles II, III, IV, V, VI, X, XII, and applicable administrative provisions set forth on Exhibit C:

T7X EQUITY, INC., as Transfer Agent, Registrar, Paying Agent, and, if separately accepted, Warrant Agent

By:
Name:
Title:

Signature Page to Indenture

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Exhibit A — Form of Bond

Exhibit B — Form of Warrant Agreement

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Exhibit C — Transfer, Registrar, Paying Agent, Digital Bond Token, and Revenue Participation Pool Administrative Provisions

1.1	Appointment. T7X Equity, Inc., is appointed as Transfer Agent, Registrar, and Paying Agent for the Bonds and, if separately accepted, Warrant Agent for the Warrants.

1.2	Master Securityholder File and Bond Register. The Transfer Agent shall maintain the Master Securityholder File and Bond Register, including Holder names, addresses, Investor Accounts, Whitelisted Wallets, principal amounts, issue dates, payment history, transfer history, cancellation history, redemption history, Change of Control repayment history, Revenue Participation Pool payment history, Token Administrative Actions, Digital Bond Token identifiers, and related Warrant numbers. The Master Securityholder File shall be the official and controlling record of legal ownership of the Bonds.

1.3	Control Book and Transfer Records. The Transfer Agent shall maintain records required for its role as transfer agent, including issue authorization, issued and outstanding principal amount, debits and credits, transfer records, cancellation records, restriction records, and record-difference records to the extent applicable to the Bonds, in all cases consist with applicable rules for registered transfer agents.

1.4	Digital Bond Token Issuance and Master Wallet. The Bonds shall be issued as uncertificated Digital Bond Tokens on the Public Blockchain. The Digital Bond Tokens shall be issued to, held through, administered by, or controlled through the Master Wallet maintained or controlled by the Transfer Agent. The Transfer Agent may administer the Digital Bond Tokens through one or more wallets, sub-wallets, smart contracts, omnibus addresses, custody arrangements, or other wallet-control mechanisms.

1.5	MSF Controls. In the event of any discrepancy, conflict, inconsistency, delay, error, fork, exploit, rollback, indexing error, smart-contract error, wallet compromise, mistaken transfer, unauthorized transfer, or other difference between the Master Securityholder File and any Public Blockchain, Blockchain Index, Master Wallet, Digital Bond Token, wallet, smart-contract, or on-chain record, the Master Securityholder File shall control for all purposes.

1.6	Daily Reconciliation. The Transfer Agent shall perform a reconciliation on each Business Day between the Blockchain Index and the Master Securityholder File with respect to outstanding principal amount, Holder positions, wallet associations, transfers, cancellations, redemptions, re-mints, freezes, burns, and other Token Administrative Actions. The Transfer Agent may suspend, reject, restrict, freeze, or delay any affected transfer or token activity pending resolution of a discrepancy. If a discrepancy constitutes or results in a record difference requiring regulatory reporting by the Transfer Agent, the Transfer Agent shall handle such reporting in accordance with its applicable regulatory obligations.

1.7	Payment Processing Through Platform. The Paying Agent shall receive funds from the Company and distribute payments to Holders on each payment date in accordance with the Master Securityholder File, the Bond Register, the Platform, and written payment instructions. Payments shall be made through the Platform into the designated Investor Accounts unless the Paying Agent approves another method. Payment activity may be recorded on-chain, but the Master Securityholder File and the Paying Agent’s payment records shall control over any on-chain payment record.

1.8	Revenue Participation Pool Payment Allocations. For each Quarterly Payment Date, the Company shall provide the Paying Agent with a Pool Distribution Statement and payment allocation instructions setting forth the amounts payable as Accrued Shortfall, current Priority Return, Excess Revenue Distributions, and any amounts to be released to the Company. The Paying Agent may rely conclusively on such instructions.

1.9	Tracking Returns and Distributions. The Company shall maintain, or cause the Registrar or Paying Agent to maintain, records of the current Priority Return, Accrued Shortfall, Shortfall Return, and Excess Revenue Distributions paid with respect to each Bond during each calendar year and the remaining Annual Distribution Cap for each Bond (the current Priority Return and Excess Revenue Distributions, but not Accrued Shortfall or Shortfall Return, being counted against the Annual Distribution Cap). Transfers of Bonds shall not reset, reinstate, or increase the remaining Annual Distribution Cap.

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1.10	Whitelisted Wallets. Digital Bond Tokens may be held, received, or transferred only through Whitelisted Wallets verified by the Transfer Agent through the Platform. The Transfer Agent may require identity verification, sanctions screening, investor eligibility review, transfer-restriction review, tax documentation, wallet verification, and other procedures before approving any Whitelisted Wallet.

1.11	Transfer Controls. Before the applicable Detachment Date, the Transfer Agent and Registrar shall not process any transfer that separates a Bond from its related Warrant or fails to satisfy applicable transfer restrictions. On and after the applicable Detachment Date, the Transfer Agent, Registrar, and Warrant Agent may process transfers of Detached Warrants separately from the related Bonds, subject to the Warrant Agreement, applicable securities laws, and any transfer restrictions applicable to the Detached Warrants or Warrant Shares. No transfer of any Bond shall be effective unless approved and recorded on the Master Securityholder File.

1.12	ATS and Secondary Market Transfers. Secondary market trading in the Bonds may be facilitated through an ATS upon receipt of any required regulatory approvals, onboarding, operational readiness, and implementation of controls acceptable to the Company and the Transfer Agent. Peer-to-peer on-chain transfers may be permitted only between Whitelisted Wallets and only if approved and recorded by the Transfer Agent on the Master Securityholder File. The Company and Transfer Agent are not required to establish or maintain any ATS or other secondary market. An alternative trading system subject to Regulation ATS must comply with requirements that may include broker-dealer registration and required Commission filings before commencing operation.

1.13	Administrative Override for Lost, Stolen, or Compromised Tokens. If a Holder loses access to a wallet or private key, or if any Digital Bond Token, wallet, private key, smart contract, transfer, or on-chain record is alleged or determined to be lost, stolen, compromised, corrupted, duplicated, mistakenly transferred, transferred without authorization, subject to a security breach, or otherwise in need of correction, the Company and the Transfer Agent may authorize or take Token Administrative Actions, including freezing, locking, unlocking, burning, cancelling, re-minting, reissuing, migrating, transferring, restricting, or otherwise adjusting Digital Bond Tokens or wallet associations. Any re-minted Digital Bond Token may be issued to a new Whitelisted Wallet verified by the Transfer Agent. The Master Securityholder File shall serve as the base record for all such actions.

1.14	Holder Documentation for Recovery Requests. The Transfer Agent may require any Holder requesting a Token Administrative Action to provide identity verification, account authentication, affidavits, certifications, indemnities, evidence of wallet compromise or loss of access, new Whitelisted Wallet information, and other documentation reasonably satisfactory to the Company and the Transfer Agent. The Transfer Agent may reject or delay any request that is incomplete, disputed, suspicious, subject to an adverse claim, subject to legal process, or otherwise not reasonably satisfactory.

1.15	Safeguarding of Securities and Funds. To the extent the Transfer Agent has custody or possession of securities or funds related to its transfer-agent activities, the Transfer Agent shall handle such securities and funds in accordance with its applicable regulatory obligations. Registered transfer-agent rules require securities in custody or possession to be held in safekeeping and handled in a manner reasonably free from risk of theft, loss, or destruction, and require funds to be protected against misuse in light of the relevant facts and circumstances.

1.16	Reports. Upon request, the Transfer Agent, Registrar, or Paying Agent shall provide the Company and Trustee with reports reasonably necessary to administer payments, redemptions, Change of Control repayments, transfers, exchanges, cancellations, Warrant records, Digital Bond Token records, Token Administrative Actions, reconciliation records, Whitelisted Wallets, Platform records, and Revenue Participation Pool records.

1.17	No Calculation Duty. The Transfer Agent, Registrar, and Paying Agent shall have no duty to calculate the Revenue Participation Pool, Accrued Shortfall, Priority Return, Excess Revenue Distributions, or the Annual Distribution Cap, except to the extent expressly accepted in a separate written agreement.

1.18	No Trustee Blockchain Duty. The Trustee shall have no duty to monitor, validate, audit, index, reconcile, or investigate the Public Blockchain, Blockchain Index, Master Wallet, Platform, Digital Bond Tokens, Whitelisted Wallets, smart contracts, private keys, or on-chain transactions.

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Exhibit D — Form of Officer’s Compliance Certificate

The undersigned Authorized Officer of Nomyx Technology Labs Inc. certifies, as of [CERTIFICATE DATE], as follows:

1.	I have reviewed the Indenture, dated as of [INDENTURE DATE], the Bonds, the Warrant Agreement, and the Company’s books and records relevant to this certificate.

2.	The Company has paid all principal, Priority Return, Accrued Shortfall, Excess Revenue Distributions, redemption price, Change of Control Buyout Price, and other amounts due under the Indenture through the date of this certificate, except as follows: [EXCEPTIONS].

3.	Revenue Participation Pool. For the period ended [PERIOD END DATE]:

Number of Digital Identities created on the Nomyx ID Platform × $1.50	$[AMOUNT]
10% of Gross Licensing Revenue from Nomyx Engine	$[AMOUNT]
10% of Gross Transaction Revenue from Nomyx Gateway	$[AMOUNT]
10% of Gross Other Designated Revenue	$[AMOUNT]
Required Revenue Participation Pool contribution for the period	$[AMOUNT]
Actual deposits made to the Revenue Participation Pool	$[AMOUNT]
Available Pool Funds before application of the waterfall	$[AMOUNT]
Accrued Shortfall before the applicable Quarterly Payment Date	$[AMOUNT]
Current Priority Return due for the applicable quarterly period	$[AMOUNT]
Accrued Shortfall paid	$[AMOUNT]
Current Priority Return paid	$[AMOUNT]
Excess Revenue Distributions paid during the period	$[AMOUNT]
Cumulative Excess Revenue Distributions paid	$[AMOUNT]
Remaining Annual Distribution Cap (20% of original principal, less current Priority Return and Excess Revenue Distributions paid year-to-date; Accrued Shortfall excluded)	$[AMOUNT]
Amount, if any, released or proposed to be released to the Company	$[AMOUNT]

4.	First-Year Reserve. The First-Year Reserve balance is $[AMOUNT]. Attached is the Company’s bank statement and issuance-cohort subledger showing required deposits, disbursements, Trustee objections, replenishments, releases, and remaining balances. Disbursements during the period were $[AMOUNT] for the following permitted purposes: [DESCRIPTION].

5.	Digital Bond Token Administration. Based on information provided by the Transfer Agent or reflected in the Company’s records:

Public Blockchain	[PUBLIC BLOCKCHAIN NAME OR DESCRIPTION]
Master Wallet	[MASTER WALLET IDENTIFIER OR “AS MAINTAINED BY TRANSFER AGENT”]
Platform	[PLATFORM DESCRIPTION]
Aggregate principal amount shown as Outstanding on the Master Securityholder File	$[AMOUNT]
Aggregate principal amount represented by Digital Bond Tokens according to the latest reconciliation information provided by the Transfer Agent	$[AMOUNT]
Unresolved discrepancies, if any	[DESCRIPTION]
Token Administrative Actions during the period	[DESCRIPTION]
Whitelisted Wallet additions, removals, or restrictions during the period	[DESCRIPTION]
ATS or secondary-market status, if applicable	[DESCRIPTION OF REGULATORY APPROVAL, ATS ONBOARDING, OR PLATFORM STATUS]

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6.	Warrants. As of the date of this certificate:

Warrants outstanding before detachment	[NUMBER OR DESCRIPTION];
Detached Warrants outstanding	[NUMBER OR DESCRIPTION];
Detachment events during the period	[DESCRIPTION];
Exercises during the period	[DESCRIPTION];
Warrant Expiration Dates for Detached Warrants	[DESCRIPTION OR ATTACHED SCHEDULE]; and
Cancellations, cash-outs, assumptions, substitutions, or terminations during the period	[DESCRIPTION].

7.	DSCR. If the First Test Date has occurred, the DSCR for the Measurement Period ended [MEASUREMENT PERIOD END DATE] is [RATIO] to 1.00, calculated as follows:

Revenue Participation Pool for the Measurement Period:	$[AMOUNT]
Priority Return for the Measurement Period:	$[AMOUNT]
DSCR:	[RATIO] to 1.00.

8.	Defaults. To my knowledge, no Default or Event of Default has occurred and is continuing, except as follows: [EXCEPTIONS].

9.	Certification. The Revenue Participation Pool calculations described in this certificate were prepared in good faith, are based on the Company’s books and records, and fairly present the required calculations in accordance with the Indenture.

IN WITNESS WHEREOF, the undersigned has executed this Officer’s Compliance Certificate as of the date first written above.

NOMYX TECHNOLOGY LABS, INC.
By:
Name:
Title:

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Exhibit E — Form of Pool Distribution Statement

This Pool Distribution Statement is delivered pursuant to Article III of the Indenture for the quarterly distribution cycle ending [QUARTERLY PERIOD END DATE].

1.	Issuer and Period Information.

Company	Nomyx Technology Labs Inc.
Indenture date	[INDENTURE DATE]
Quarterly Payment Date	[QUARTERLY PAYMENT DATE]
Revenue Measurement Periods included in this quarterly distribution cycle	[REVENUE MEASUREMENT PERIODS]
Contribution Determination Dates	[DETERMINATION DATES]
Contribution Due Dates	[DUE DATES]

2.	Calculation of Revenue Participation Pool Contributions Due. Revenue Measurement Period beginning [DATE] and ending [DATE]

The number of Digital Identities created on the Nomyx ID Platform	$[AMOUNT]
Gross Licensing Revenue from Nomyx Engine	$[AMOUNT]
Gross Transaction Revenue from Nomyx Gateway	$[AMOUNT]
Gross Other Designated Revenue	$[AMOUNT]
Required Revenue Participation Pool contributions for the current Revenue Measurement Period	$[AMOUNT]
True-up or adjustment from prior periods	$[AMOUNT]
Total contributions required for the quarterly distribution cycle	$[AMOUNT]

3.	Deposit Reconciliation.

Revenue Participation Pool account	[ACCOUNT TITLE], account number [ACCOUNT NUMBER], at [ACCOUNT BANK OR PAYING AGENT]
beginning account balance	$[AMOUNT]
deposits made during the period	$[AMOUNT]
dates of deposits	[DEPOSIT DATES]
late deposit amounts, if any	$[AMOUNT]
voluntary contributions, if any	$[AMOUNT]
prior-period carryforward, if any	$[AMOUNT]
Available Pool Funds before application of the waterfall	$[AMOUNT]

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4.	Priority Waterfall Application.

First Priority — Accrued Shortfall.
Accrued Shortfall before payment	$[AMOUNT]
amount applied to Accrued Shortfall	$[AMOUNT]
Accrued Shortfall remaining after payment	$[AMOUNT]
Second Priority — Current Priority Return.
current quarterly Priority Return due	$[AMOUNT]
amount applied to current quarterly Priority Return	$[AMOUNT]
unpaid current quarterly Priority Return becoming Accrued Shortfall	$[AMOUNT]
Third Priority — Excess Revenue Distribution.
aggregate remaining Annual Distribution Cap before payment	$[AMOUNT]
amount applied to Excess Revenue Distributions	$[AMOUNT]
cumulative Excess Revenue Distributions paid after payment	$[AMOUNT]
aggregate remaining Annual Distribution Cap after payment	$[AMOUNT]
Fourth Priority — Release to Company.
amount released or proposed to be released to the Company	$[AMOUNT]
amount retained in the Revenue Participation Pool after release	$[AMOUNT]

5.	Per-Bond Allocation Schedule. The Company shall attach a schedule showing for each Bond or, if approved by the Paying Agent, each Holder position:

a.	Bond number, Digital Token Position No., or position identifier;

b.	Holder name or registered position;

c.	Master Securityholder File account number;

d.	outstanding principal amount;

e.	Accrued Shortfall before payment;

f.	Accrued Shortfall paid;

g.	current Priority Return due;

h.	current Priority Return paid;

i.	Excess Revenue Distribution paid;

j.	cumulative Excess Revenue Distributions paid with respect to the Bond;

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k.	remaining Annual Distribution Cap;

l.	related Warrant number; and

m.	Detachment Date, if applicable.

6.	Payment Processing Instructions. Payments shall be made by the Paying Agent through the Platform into designated Investor Accounts or by such other method as the Paying Agent may approve, based on the Master Securityholder File as of the applicable record date. Payment activity may be recorded on-chain for administrative and reconciliation purposes, but the Master Securityholder File and Paying Agent payment records shall control.

7.	Officer Certification. The undersigned Authorized Officer certifies that this Pool Distribution Statement was prepared in good faith, is based on the Company’s books and records, and fairly presents the required calculations in accordance with Article III of the Indenture.

NOMYX TECHNOLOGY LABS, INC.
By:
Name:
Title:

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Schedule 1 — Permitted Indebtedness and Permitted Liens

1.1	Permitted Indebtedness.

(a)	indebtedness existing on the date on which the first Bond is issued under this Indenture;

(b)	indebtedness under the Bonds;

(c)	indebtedness incurred to refinance Permitted Indebtedness, provided that the principal amount is not increased except by accrued interest, fees, premiums, and transaction costs;

(d)	trade payables, accrued expenses, and other ordinary-course obligations not incurred for borrowed money;

(e)	capital lease obligations and purchase-money indebtedness not exceeding $1,000,000 in the aggregate at any time outstanding; and

(f)	other indebtedness approved by the Required Holders or described in the Offering Circular or a Supplemental Indenture.

1.2	Permitted Liens.

(a)	liens existing on the date on which the first Bond is issued under this Indenture;

(b)	liens for taxes not yet due or being contested in good faith by appropriate proceedings;

(c)	pledges or deposits under workers’ compensation laws, unemployment, general insurance and other insurance laws and old age pensions and other social security or retirement benefits or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of indebtedness) or leases, or deposits to secure public or statutory obligations or deposits of cash or United States government bonds to secure surety or appeal bonds, or deposits as security for contested taxes or import or customs duties or for the payment of rent, in each case incurred in the ordinary course of business

(d)	statutory liens of landlords, carriers, warehousemen, mechanics, materialmen, repairmen, or other similar liens arising in the ordinary course of business;

(e)	liens securing capital lease obligations or purchase-money indebtedness, limited to the assets financed;

(f)	liens arising from escrow, reserve, payment, custody, or Platform arrangements in the ordinary course of business;

(g)	liens securing indebtedness and other obligations incurred (i) under secured credit facilities in an aggregate principal amount not to exceed $20 million in principal, or (ii) in connection with an acquisition or consolidation transaction; and

(h)	other liens approved by the Required Holders or described in the Offering Circular or a Supplemental Indenture.

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Form of Holder Arbitration and Waiver Opt-Out Notice

ARBITRATION, JURY TRIAL WAIVER, AND CLASS ACTION WAIVER OPT-OUT NOTICE

Issuer	Nomyx Technology Labs Inc.
Trustee	[TRUSTEE NAME]
Bond Title	Revenue Participation Bonds, Series 2026
CUSIP / Token Identifier	[CUSIP OR TOKEN IDENTIFIER]
Subscription Platform	[SUBSCRIPTION PLATFORM NAME]
Offering	Regulation A, Tier 2
Indenture Date	[INDENTURE DATE]

1.	Purpose of Notice

a.	This Arbitration, Jury Trial Waiver, and Class Action Waiver Opt-Out Notice is provided by the undersigned Holder or subscriber of the Revenue Participation Bonds, 2026 to elect to opt out of the default mandatory arbitration provision, jury trial waiver, and class action and representative action waiver contained in Article XIII of the Indenture governing the Bonds.

b.	If this notice is timely completed, signed, and delivered in accordance with the instructions below, the undersigned Holder will not be bound by the arbitration agreement, jury trial waiver, or class action and representative action waiver in Article XIII of the Indenture with respect to the Bonds held by the undersigned Holder. This opt-out election applies only to the Holder identified in this notice and only to the Bonds identified in this notice.

c.	This opt-out election does not amend, waive, terminate, or otherwise affect any other provision of the Indenture, the Bonds, the subscription agreement, the Offering Circular, the transfer restrictions, the payment provisions, or any other operative document governing the Bonds.

2.	Deadline for Delivery

a.	To be effective, this completed opt-out notice must be delivered to the Company within 30 days after the later of:

i.	the date on which the Holder’s subscription for Bonds is accepted; and

ii.	the date on which the Holder receives notice of the arbitration agreement, jury trial waiver, and class action and representative action waiver.

b.	This opt-out notice will be deemed delivered only when received by the Company through one of the delivery methods identified in clause 4, unless the Company designates a different method in the Offering Circular, subscription materials, platform instructions, or written notice to Holders.

c.	A notice that is not timely delivered, is not signed or electronically authenticated, does not identify the Holder and Bonds with reasonable specificity, or is not delivered through an approved method may be rejected by the Company as ineffective.

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3.	Holder Information and Opt-Out Election

a.	Holder Information

Holder legal name	[HOLDER LEGAL NAME]
Holder address	[HOLDER ADDRESS]
Holder email address	[HOLDER EMAIL ADDRESS]
Holder telephone number	[HOLDER TELEPHONE NUMBER]
Investor account identifier	[INVESTOR ACCOUNT IDENTIFIER]
Subscription platform account name or identifier	[SUBSCRIPTION PLATFORM ACCOUNT DETAILS]
Wallet address or whitelisted wallet identifier, if applicable	[WALLET ADDRESS OR WHITELISTED WALLET IDENTIFIER]
Bond Information
Full title of Bonds	Revenue Participation Bonds, Series 2026
CUSIP, token identifier, or other security identifier	[CUSIP OR TOKEN IDENTIFIER]
Principal amount of Bonds subscribed for or held	$[PRINCIPAL AMOUNT]
Subscription date	[SUBSCRIPTION DATE]
Subscription acceptance date	[SUBSCRIPTION ACCEPTANCE DATE]
Issue date, if different from subscription acceptance date	[ISSUE DATE]
Date notice of Article XIII was received	[NOTICE RECEIPT DATE]

b.	Opt-Out Election

The undersigned Holder hereby elects to opt out of the arbitration agreement, jury trial waiver, and class action and representative action waiver set forth in Article XIII of the Indenture governing the Bonds identified above.

c.	Holder Acknowledgment

The undersigned Holder acknowledges and agrees that:

i.	this opt-out notice must be delivered within the deadline specified in clause 2;

ii.	this opt-out notice applies only to the Bonds identified in this notice and only to the Holder signing or electronically authenticating this notice;

iii.	this opt-out notice does not affect any arbitration agreement, jury trial waiver, class action waiver, dispute resolution provision, transfer restriction, consent, representation, or covenant that applies under any other agreement or with respect to any other securities, unless that agreement expressly provides otherwise;

iv.	this opt-out notice does not affect any other Holder’s rights or obligations; and

v.	the Company may rely on the information provided in this notice to update its records, the subscription platform records, the Bond Register, and any related transfer agent or paying agent records.

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4.	Delivery Instructions

The Holder must deliver this completed and signed opt-out notice to the Company by one of the following approved methods:

Email	[OPT-OUT NOTICE EMAIL ADDRESS]
Mail or overnight courier
Nomyx Technology Labs Inc.
[OPT-OUT NOTICE ADDRESS]
Attention	[OPT-OUT NOTICE CONTACT OR DEPARTMENT]
Subscription platform submission	[SUBSCRIPTION PLATFORM NAME] using the opt-out submission process designated for the offering.
Other Company-designated method	[OTHER APPROVED DELIVERY METHOD]

a.	If delivered by email or through the subscription platform, the Holder should include the following subject line or reference: “Arbitration Opt-Out Notice — Nomyx Revenue Participation Bonds, Series 2026 — [HOLDER LEGAL NAME].”

b.	The Holder should retain evidence of delivery, including email transmission records, courier confirmation, platform confirmation, or written acknowledgment from the Company.

5.	Effective Date of Opt-Out

a.	If this notice is timely, complete, signed or electronically authenticated, and delivered in accordance with Article 4, the opt-out election will be effective as of the date the Company receives the completed notice.

b.	Upon acceptance of this notice, the Company may record the Holder’s opt-out election in its investor records, the records maintained by [SUBSCRIPTION PLATFORM NAME], and any records maintained by [TRANSFER AGENT NAME], [REGISTRAR NAME], [PAYING AGENT NAME], or [TRUSTEE NAME], as applicable.

c.	Unless the Indenture, Offering Circular, or applicable law requires otherwise, this opt-out election is personal to the Holder signing this notice and does not automatically transfer to a subsequent transferee of the Bonds.

6.	Federal Securities Law Legends

a.	Legend Regarding Arbitration Provision. The arbitration provision in Article XIII of the Indenture is not intended to be deemed a waiver by the Company or any Holder of the Company’s compliance with the U.S. Federal Securities Laws and the rules and regulations thereunder.

b.	Legend Regarding Jury Trial Waiver and Class Action Waiver. The jury trial waiver and class action and representative action waiver in Article XIII of the Indenture are not intended to be deemed a waiver by the Company or any Holder of the Company’s compliance with the U.S. Federal Securities Laws and the rules and regulations thereunder.

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7.	Holder Signature

By signing below, the undersigned Holder certifies that the information provided in this notice is true and correct and confirms the Holder’s election to opt out of the arbitration agreement, jury trial waiver, and class action and representative action waiver described above.

Holder	[HOLDER LEGAL NAME]
By	______________________________
Name	[SIGNATORY NAME]
Title, if applicable	[SIGNATORY TITLE]
Date	[DATE]

If signing on behalf of an entity, trust, estate, custodial account, or another Person, the signer represents that the signer has authority to submit this opt-out notice on behalf of the Holder identified above.

8.	Company Acknowledgment

The Company acknowledges receipt of this opt-out notice from the Holder identified above.

NOMYX TECHNOLOGY LABS, INC.
By	______________________________
Name	[COMPANY SIGNATORY NAME]
Title	[COMPANY SIGNATORY TITLE]
Date received	[DATE RECEIVED]
Effective date of opt-out, if accepted	[OPT-OUT EFFECTIVE DATE]
Company internal reference number	[COMPANY INTERNAL REFERENCE NUMBER]

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